Exhibit 10.2

EXECUTION COPY

GROSS LEASE

(w/Base Amounts)

THIS LEASE (this “Lease”) is made as of December 31 2002, by and between

“Landlord”                                    The Multi-Employer Property Trust, a trust organized under 12 C.F.R. Section 9.18

and

“Tenant”                                              Transaction Network Services, Inc., a Delaware corporation.

TABLE OF CONTENTS

SECTION 1: DEFINITIONS
Access Laws
Additional Rent
Affiliate
Base Amount Allocable to the Premises
Base Rent
Brokers
Building
Business Day
Claims
Commencement Date
Common Area Amenities
ERISA
Estimated Operating Costs Allocable to the Premises
Events of Default
Fair Market Rent
Furniture
Governmental Agency
Governmental Requirements
Hazardous Substance(s)
Land
Landlord
Landlord’s Agents
Lease Term
Lender
Lower Level Space
Lower Level Space Rent
Manager
Manager’s Address
Operating Costs
Operating Costs Allocable to the Premises
Parking Ratio
Permitted Use
Plans and Specifications
Prepaid Rent
Premises
Prime Rate
Property Taxes
Punch List Work
Rent Commencement Date
Restrictions
Substantial Completion
Telecommunication Facilities
Telecommunication Services

Tenant
Tenant Alterations
Tenant Expenditures
Tenant Improvement Allowance
Tenant Improvements
Tenant’s Agents
Tenant’s Pro Rata Share
Tenant’s Share of Lower Level Space Rent
Year
SECTION 2: PREMISES AND TERM
2.1	Lease of Premises
2.2	Lease Term
2.8	Compliance with Governmental Requirements and Rules and Regulations
SECTION 3: BASE RENT, ADDITIONAL RENT AND OTHER SUMS PAYABLE UNDER LEASE
3.1	Payment of Rental
3.2	Base Rent
3.3	Lease Security Provisions
3.4	Additional Rent
3.5	Utilities
3.6	Holdover
3.7	Late Charge
3.8	Default Rate
SECTION 4: MANAGEMENT AND LEASING PROVISIONS
4.1	Maintenance and Repair by Landlord
4.2	Maintenance and Repair by Tenant
4.3	Common Areas/Security
4.4	Tenant Alterations
4.5	Tenant’s Work Performance
4.6	Surrender of Possession
4.7	Removal of Property
4.8	Access
4.9	Damage or Destruction
4.10	Condemnation
4.11	Parking
4.12	Indemnification
4.13	Tenant Insurance
4.14	Landlord’s Insurance
4.15	Waiver of Subrogation
4.16	Assignment and Subletting by Tenant
4.17	Assignment by Landlord
4.18	Estoppel Certificates and Financial Statements
4.19	Modification for Lender
4.20	Hazardous Substances
4.21	Access Laws
4.22	Quiet Enjoyment
4.23	Signs
4.24	Subordination
4.25	Workers Compensation Immunity
4.26	Brokers
4.27	Limitation on Recourse
4.28	Mechanic’s Liens and Tenant’s Personal Property Taxes

ii

4.29	Rooftop Telecommunications Equipment
4.30	Indoor Air Quality
4.31	Occupancy
Waiver of Certain Statutory Lien Rights
SECTION 5: DEFAULT AND REMEDIES
5.1	Events of Default
5.2	Remedies
5.3	Right to Perform
5.4	Landlord’s Default
SECTION 6: MISCELLANEOUS PROVISIONS
6.1	Notices
6.2	Attorney’s Fees and Expenses
6.3	No Accord and Satisfaction
6.4	Successors; Joint and Several Liability
6.5	Choice of Law
6.6	No Waiver of Remedies
6.7	Offer to Lease
6.8	Force Majeure
6.9	Landlord’s Consent
6.10	Severability; Captions
6.11	Interpretation
6.12	Incorporation of Prior Agreement; Amendments
6.13	Authority
6.14	Time of Essence
6.15	Survival of Obligations
6.16	Intentionally Omitted
6.17	Landlord’s Authorized Agents
6.18	Waivers of Jury Trial
6.19	Use of Common Area Amenities in Lower Level Space
6.20	Furniture

iii

SECTION 1: DEFINITIONS

Access Laws:  The Americans With Disabilities Act of 1990 (including the Americans with Disabilities Act Accessibility Guidelines for Building and Facilities) and all other Governmental Requirements relating to the foregoing.

Additional Rent:  Defined in paragraph captioned “Additional Rent”.

Affiliate:  An entity controlling, controlled by, or under common control with Tenant (control being defined as direct ownership of more than 50% of the beneficial ownership of the entity in question).

Base Amount Allocable to the Premises:  Defined in paragraph captioned “Additional Rent”.

Base Rent:  The monthly amount of Base Rent and the portion of the Lease Term during which such monthly amount of Base Rent is payable shall be determined from the following table.  For convenience and ease of reference, the annual rental rate for the computation of Base Rent and the annual Base Rent are also set forth in tabular form with the annual Base Rent equaling the monthly Base Rent installment multiplied by twelve.  In the case of any conflict or inconsistency between the Monthly Base Rent installment and the other illustrative figures set forth in tabular form or in any computations utilizing such figures, the rate per rentable square foot per annum so specified shall be controlling and conclusive.

Applicable Portion of Lease Term	Rate Per/Rentable Sq. Ft./Annum	Annual Base Rent	Monthly Base Rent Installment (Annual ÷ 12)
April 1, 2003 - February 29, 2004	$23.50	$963,030.00	$80,252.50
March 1, 2004 - February 28, 2005	$24.21	$992,125.80	$82,677.15
March 1, 2005 - February 28, 2006	$24.94	$1,022,041.20	$85,170.10
March 1, 2006 - February 28, 2007	$25.69	$1,052,776.20	$87,731.35
March 1, 2007 - February 28, 2008	$26.46	$1,084,330.80	$90,360.90
March 1, 2008 - February 28, 2009	$28.25	$1,157,685.00	$96,473.75
March 1, 2009 - February 28, 2010	$29.10	$1,192,518.00	$99,376.50
March 1, 2010 - February 28, 2011	$29.97	$1,228,170.60	$102,347.55
March 1, 2011 - February 29, 2012	$30.87	$1,265,052.60	$105,421.05
March 1, 2012 - February 28, 2013	$31.80	$1,303,164.00	$108,597.00

Notwithstanding the foregoing, Landlord shall abate all Base Rent applicable to the fifth floor portion of the Premises for a period of three hundred sixty-five (365) days beginning on the Rent Commencement Date, provided, however, if the Lease is terminated prior to February 28, 2013 as a result of a default by Tenant, in addition to all other damages to which Landlord may be entitled under the Lease and applicable law, Tenant immediately and without notice shall pay Landlord an amount equal to the Unearned Portion of the Free Rent Credit.  As used herein, the “Unearned Portion of the Free Rent Credit” shall be an amount equal to Four Hundred Ninety-One Thousand One Hundred Ninety-Seven and 00/100 Dollars ($491,197.00) multiplied by a fraction, the numerator of which shall be the number of months remaining in the Lease Term as of the date of early termination of the Lease and the denominator of which is the number of full months in the Lease Term beginning on or after the Rent Commencement Date.

Brokers:  Tenant was represented in this transaction by Julien J. Studley, Inc., a licensed real estate broker. Landlord was represented in this transaction by Trammell Crow Real Estate Services, Inc., a licensed real estate broker.

Building:  The building located on the Land at 11480 Commerce Park Drive, Reston, Virginia, commonly known as Commerce Executive Park VI and containing approximately one hundred forty thousand five hundred ninety (140,590) rentable square feet, inclusive of the Lower Level Space.

Business Day:  Calendar days, except for Saturdays and Sundays and days observed by the United States federal government as a legal holiday.

Claims:  An individual and collective reference to any and all claims, demands, damages, injuries, losses, liens, liabilities, penalties, fines, lawsuits, actions, other proceedings and expenses (including reasonable attorneys’ fees and expenses incurred in connection with the proceeding whether at trial or on appeal).

Commencement Date:  The later of (a) the date that Landlord has obtained a non-residential use permit for Tenant’s occupancy of the Premises and (b) the date of execution and delivery of this Lease.

Common Area Amenities:  The exercise room and the training room located in the Lower Level Space shown on Exhibit L annexed hereto and containing an aggregate of four thousand nine hundred forty-six (4,946) rentable square feet, provided, however, Landlord shall have the right to remove all or any portion of such space from the common area amenities from time to time as the Landlord in its sole discretion may determine.  In no event shall the Landlord be permitted to increase the size of the Common Area Amenities.

ERISA:  The Employee Retirement Income Security Act of 1974, as now or hereafter amended, and the regulations promulgated under it.

Estimated Operating Costs Allocable to the Premises:  Defined in paragraph captioned “Additional Rent”.

Events of Default:  One or more of those events or states of facts defined in the paragraph captioned “Events of Default”.

Fair Market Rent:  The prevailing base rent and additional rent (including provisions for escalations, subsequent increases, market incentives, and other adjustments) for new leases or lease renewals (as applicable) of a comparable term then currently being negotiated or executed for comparable space in the Building, the prevailing base rent and additional rent (including provisions for escalations, subsequent increases, market incentives, and other adjustments) for new leases or lease renewals (as applicable) of a comparable term then currently being negotiated or executed for comparable space located elsewhere in similar buildings in Reston, Virginia.

Furniture:  The furniture located in the Premises and described in Exhibit H hereto.

Governmental Agency:  The United States of America, the state in which the Land is located, any county, city, district, municipality or other governmental subdivision, court or agency or quasi-governmental agency having jurisdiction over the Land and any board, agency or authority associated with any such governmental entity, including the fire department having jurisdiction over the Land.

Governmental Requirements:  Any and all statutes, ordinances, codes, laws, rules, regulations, orders and directives of any Governmental Agency as now or later amended.

Hazardous Substance(s):  Asbestos, PCBs, petroleum or petroleum-based chemicals or substances, urea formaldehyde or any chemical, material, element, compound, solution, mixture, sub-stance or other matter of any kind whatsoever which is now or later defined, classified, listed, designated or regulated as hazardous, toxic or radioactive by any Governmental Agency.

Land:  The land upon which the Building is located in Fairfax County, Commonwealth of Virginia, as legally described in Exhibit A attached to this Lease.

Landlord:  The trust named on the first page of this Lease, or its successors and assigns as provided in paragraph captioned “Assignment by Landlord”.

Landlord’s Agents:  The trustee of and consultants and advisors to the Landlord and employees of the foregoing.

Lease Security Deposit:  The letter of credit delivered by Tenant to Landlord as described in the paragraph entitled “Security Provisions.”

Lease Term:  Commencing on the Commencement Date and ending on February 28, 2013.

Lender:  Defined in paragraph entitled “Landlord’s Default”.

Lower Level Space:  That portion of the Building consisting of the entire lower level as depicted on the plan attached as Exhibit B and agreed by Landlord and Tenant for all purposes under this Lease to consist of an aggregate of approximately nineteen thousand seven hundred eighty-three (19,783) rentable square feet.  The number of rentable square feet of the Lower Level Space as recited above shall be final, conclusive and controlling.

Lower Level Space Rent:  The annual amount of base rent per rentable square foot, for purposes of this Lease only, allocated to the Lower Level Space and the portion of the Lease Term during which such amount is applicable shall be determined from the following table.

Applicable Portion of Lease Term	Rate Per/Rentable Sq. Ft./Annum
April 1, 2003 - February 29, 2004	$16.00
March 1, 2004 - February 28, 2005	$16.48
March 1, 2005 - February 28, 2006	$16.97
March 1, 2006 - February 28, 2007	$17.48
March 1, 2007 - February 29, 2008	$18.00
March 1, 2008 - February 28, 2009	$19.54
March 1, 2009 - February 28, 2010	$20.13
March 1, 2010 - February 28, 2011	$20.73
March 1, 2011 - February 29, 2012	$21.35
March 1, 2012 - February 28, 2013	$21.99

Manager:  Trammell Crow Real Estate Services, Inc., or its replacement as specified by written notice from Landlord to Tenant.

Manager’s Address:  14595 Avion Parkway, Suite 100, Chantity, Virginia 20151, which address may be changed by written notice from Landlord to Tenant.

Operating Costs:  Defined in paragraph captioned “Additional Rent”.

Operating Costs Allocable to the Premises:  Defined in paragraph captioned “Additional Rent”.

Parking Ratio:  3.5 stalls per 1,000 rentable square feet of the Premises.

Permitted Use:  General business office uses and other uses incidental thereto, so long as such general business office and other incidental uses are consistent with Governmental Requirements and with first-class buildings of the same or similar use as the Building located in the metropolitan area in which the Building is located.

Plans and Specifications:  (a) Those certain plans and specifications for the Tenant Improvements, if any, as listed in Exhibit C and any modifications to them approved in writing by Landlord and Tenant; or (b) if Exhibit C does not include a listing of such plans and specifications, then such plans and specifications shall be prepared by Tenant (the “Preparing Party”) and delivered to Landlord (the “Receiving Party”) and approved by Landlord and Tenant as set forth in the paragraph entitled “Plans and Specifications”

Prepaid Rent:  Forty-One Thousand Three Hundred Eleven and 67/100 ($41,311.67), of which (a) Thirty-Nine Thousand Three Hundred Nineteen and 42/100 Dollars ($39,319.42) shall be applied toward Base Rent for the sixth floor portion of the Premises for the first full calendar month of the Lease Term in which full rent is due on such portion of the Premises, and (b) One Thousand Nine Hundred Ninety-Two and 25/100 Dollars ($1,992.25) shall be applied to Tenant’s Share of Lower Level Space Rent for the first full calendar month of the Lease Term in which Lower Level Space Rent is due.

Premises:  The portion of the Building consisting of the entire fifth (5th) and sixth  (6th) floors as depicted on the plan attached as Exhibit B and agreed by Landlord and Tenant for all purposes under this Lease to consist of an aggregate of approximately forty thousand nine hundred eighty (40,980) rentable square feet (of which approximately twenty thousand nine hundred two (20,902) rentable square feet are located on the fifth (5th) floor and approximately twenty thousand seventy-eight (20,078) rentable square feet are located on the (6th) floor.  The number of rentable square feet of the Premises recited above shall be final, conclusive and controlling, except as the same may be adjusted to reflect any expansion of the Premises.

Prime Rate:  Defined in paragraph captioned “Default Rate”.

Property Taxes:  (a) Any form of ad valorem real or personal property tax or assessment imposed by any Governmental Agency on the Land, Building, any other improvements on the Land or any personal property owned by Landlord and used in the operation, repair or maintenance of the

Land, Building or improvements; (b) any other form of tax or assessment, license fee license tax, tax or excise on rent or any other levy, charge, expense or imposition made or required by any Governmental Agency on any interest of Landlord in such Land, Building, related improvements or personal property; (c) any fee for services charged by any Governmental Agency for any services such as fire protection, street, sidewalk and road maintenance, refuse collection, school systems or other services provided or formerly provided to property owners and residents within the general area of the Land; (d) any governmental impositions allocable to or measured by the area of any or all of such Land, Building, related improvements or personal property or the amount of any base rent, additional rent or other sums payable under any lease for any or all of such Land, Building, related improvements or personal property; (e) any gross receipts or other excise tax allocable to, measured by or a function of any one or more of the matters referred to in clause (d); (f) any impositions by any Governmental Agency on any transaction evidenced by a lease of any or all of such Land, Building, related improvements or personal property or charge with respect to any document to which Landlord is a party creating or transferring an interest or an estate in any or all of such Land, Building, related improvements or personal property; (g) any increase in any of the foregoing based upon construction of improvements or change of ownership of any or all of such Land, Building, related improvements or  personal property, and (h) tax consultant fees and expenses and costs of appeals of any Property Taxes.  Property Taxes shall not include federal, state or local taxes on Landlord’s net income.  Property Taxes also shall not include excess profit taxes, excise taxes, franchise taxes, gift taxes, capital stock taxes, estate, succession, inheritance and transfer taxes.  Landlord shall pay all Property Taxes by the date such Property Taxes are due.  Further, Landlord shall not include in Property Taxes any interest or penalties incurred by Landlord by reason of Landlord’s failure to pay any Property Taxes in a timely manner unless, as of the date such interest or penalties was assessed, Tenant had not paid all Base Rent and Additional Rent due hereunder through such date.

Punch List Work:  Minor items of repair, correction, adjustment or completion as such phrase is commonly understood in the construction industry in the metropolitan area in which the Land is located.

Rent Commencement Date:  April 1, 2003.

Restrictions:  Any covenants, conditions and restrictions applicable to the Land.

Substantial Completion:  The date that the Tenant Improvements have been completed substantially in accordance with the Plans and Specifications, subject to Punch List Work.  The Tenant Improvements shall be deemed to be substantially complete upon the earlier of (a) a certification of same by Kite Architecture or any other architect mutually acceptable to Landlord and Tenant or (b) the issuance of a temporary or permanent certificate of occupancy by the proper governmental authority.

Telecommunication Facilities:  Equipment, facilities, apparatus and other materials utilized for the purpose of electronic telecommunication, including cable, switches, wires, conduit and sleeves.

Telecommunication Services:  Services associated with electronic telecommunications, whether in a wired or wireless mode.  Basic voice telephone services are included within the definition.

Tenant:  The person or entity(ies) named on the first page of this Lease.

Tenant Alterations:  Defined in paragraph captioned “Tenant Alterations”.

Tennant Expenditures:  The costs incurred by Tenant in connection with (i) providing security devices for the Premises, (ii) the installation/fabrication of any exterior sign placed on the Building subject to and in accordance with the terms and conditions of paragraph 4.23 hereof, (iii) the installation of voice and data wire and cabling in the Premises. (iv) Tenant’s move into the Premises, including but not limited to the expenses (if applicable) of a moving company and/or a move coordinator, and/or (v) the purchase of furniture, fixtures or equipment to be used at the Premises.

Tenant Improvement Allowance:  The maximum amount, if any, to be expended by Landlord for the cost of Tenant Improvements (including reasonable architectural, engineering, permitting and space, planning fees, and the Construction Management Fee) or reimbursed to Tenant for the cost of Tenant Expenditures (subject to the limitation set forth in paragraph 2.5 hereof), which maximum shall not exceed an aggregate of Eight Hundred Nineteen Thousand Six Hundred and 00/100 Dollars ($819,600.00).  Subject to the terms and conditions of this Lease, Tenant shall have the right to utilize the Tenant Improvement Allowance through the date which is three (3) years after the Commencement Date, provided, however, in no event shall Landlord be required to fund more than one-half of the Tenant Improvement Allowance (i.e. Four Hundred Nine Thousand Eight Hundred and 00/100 Dollars ($409,800.00)) prior to March 1, 2004.

Tenant Improvements:  Those alterations or improvements to the Premises as appear and are depicted in the Plans and Specifications, including any modifications thereto approved in writing by Landlord and Tenant.

Tenant’s Agents:  Any and all officers, partners, contractors, subcontractors, consultants, licensees, agents, concessionaires, subtenants, servants, employees, customers, guests, invitees or visitors of Tenant.

Tenant’s Pro Rata Share:  As of any particular date, a fraction the numerator of which is the rentable square footage of the Premises, and the denominator of which is the total rentable square footage of the Building exclusive of the number of rentable square feet of Lower Level Space then made available by Landlord for use as Common Area Amenities.  As of the date of this Lease (x) four thousand nine hundred forty-six (4,946) rentable square feet are available for use as Common Area Amenities, and (y) Tenant’s Pro Rata Share is 40,980/(140,590 - 4,946) = thirty and twenty-one hundredths percent (30.21%).  Such figure shall be final, conclusive and controlling during the Lease Term for all purposes, except as the same may be adjusted to reflect (x) any expansion of the Premises and (y) changes(s) in that portion of the rentable square footage of the Lower Level Space from time to time made available by Landlord in its sole discretion for use as Common Area Amenities.

Tenant’s Share of Lower Level Space Rent:  Tenant’s Pro Rata Share of the amount allocated to Lower Level Space Rent for that Portion of the rentable square footage of the Lower Level Space from time to time made available by Landlord for use as Common Area Amenities, provided that in no event may Landlord increase the size of the Common Area Amenities from that existing on the date of this Lease as set forth in the definition of Common Area Amenities.  Nothing contained herein shall require Landlord to collect Lower Level Space Rent from any other tenant of the Building nor shall anything herein prohibit Landlord from charging other tenants of the Building more or less lower level space rent than the amount payable by Tenant hereunder, in each case whether or not such other tenant(s) is/are granted the right to use the Common Area Amenities.  By way of examples and for illustration purposes only: (a) If four thousand nine hundred forty-six (4,946) rentable square feet of the Lower Level Space is available for use as Common Area Amenities during the period from April 1, 2003 through February 29, 2004.  Tenant’s Share of Lower Level Space Rent during such period shall be Twenty-Three Thousand Nine Hundred Seven and 00/100 Dollars ($23,907.00) per annum, or One Thousand Nine Hundred Ninety-Two and 25/100 Dollars ($1,992.25) per month, calculated as follows: Tenant’s Pro Rata Share is 40,980/(140,590 - 4,946) = 30.21% 0.3021x $16.00 per rentable square foot x 4,946 rentable square feet = $23,905.99 per annum, or $1,992.25 per month; and (b) if two thousand rentable square feet of the Lower Level Space is available for use as Common Area Amenities during the period from March 1, 2004 through February 28, 2005, Tenant’s Share of Lower Level Space Rent during such period shall be Nine Thousand Seven Hundred Forty-six and 27/100 Dollars ($9,746.27) per annum, or Eight Hundred Twelve and 19/100 Dollars ($812.19) per month. calculated as follows: Tenant’s Pro Rata Share is 40,980/(140,590 - 2,000) = 29.57%; 0.2957 x $16.48 per rentable square foot x 2,000 rentable square feet = $9,748.27 per annum or $812.19 per month.

Year:  A calendar year commencing January 1 and ending December 31 or that portion of the calendar year with in the Lease Term.

SECTION 2: PREMISES AND TERM

2.1                                 Lease of Premises.

2.1.1        Initial Premises.  Landlord leases the Premises to Tenant, and Tenant leases the Premises from Landlord, upon the terms and conditions set forth in this Lease.

2.1.2        Expansion Space - Right of First Opportunity.  During the Lease Term (including any extension of this Lease pursuant to paragraph 2.2.2 hereof), provided that no Event of Default exists and further provided that Transaction Network Services, Inc. or an Affiliate is itself occupying at least seventy percent (70%) of all of the Premises then demised to Tenant (provided that such occupancy requirement shall be waived during the first twelve (12) months of the Lease Term), in the event that any other space in the Building (exclusive of Lower Level Space) shall become available for lease in the Building as a result of the expiration or termination of any lease (in each case referred to herein as “Expansion Space”), Landlord shall first offer such Expansion Space to Tenant on an “AS IS” basis for the balance of the Lease Term, subject to the renewal rights of existing tenants.  Notwithstanding the foregoing, if less than three (3) years were to remain on the Lease Term as of the effective commencement date for such Expansion Space, Tenant may not exercise such right of first offer unless (i) Tenant exercises the Extension Option (if the initial Lease Term has not expired) or (ii) Tenant agrees to lease the Expansion Space for a term of five (5) years (or such longer period as Landlord may in its sole discretion approve), with a corresponding extension (a “Corresponding Premises Extension”) of the Lease Term as it relates to the Premises.  The Base Rent and Additional Rent payable for the affected Expension Space (and for the Premises during the Corresponding Premises Extension) shall be the then Fair Market Rent for new leases of such space as determined in accordance with paragraph 2.1.3 hereof.  Notwithstanding the foregoing or anything to the contrary contained in paragraph 2.1.3 hereof. (a) in no event shall the Base Rent plus escalations for any Expansion Space be less than the annual Base Rent per rentable square foot plus escalations payable for the Premises from time to time, and (b) Landlord shall have no obligation to prepare, refurbish or construct the Expansion Space or any part thereof or to otherwise provide any amount of improvement allowance in respect of the Expansion Space (except as taken into account in the determination of Fair Market Rent as provided in the definition thereof).  Tenant shall have ten (10) Business Days from notification of Landlord (the “ROFO Notice”) within which to accept Landlord’s offer in writing to lease all of such Expansion Space or any full floor portion of such Expansion Space.  Although the Fair Market Rent shall be determined in accordance with paragraph 2.1.3 hereof, the ROFO Notice shall state Landlord’s proposed Fair Market Rent for such Expansion Space.  If Tenant has not accepted Landlord’s offer in writing within said ten (10) Business Day time period and/or has not executed an amendment to this Lease in form and substance satisfactory to Landlord within five (5) Business Days after Landlord’s delivery of same to the Tenant, provided that such amendment will only be delivered to Tenant after Tenant accepts Landlord’s offer in writing, (in each case time being of the essence), this right of first opportunity shall expire as to such Expansion Space, and the Landlord shall be free to lease all or any portion of such Expansion Space to any third party at any time thereafter on the same terms and conditions as offered to Tenant or on such other terms and conditions as Landlord shall determine in its sole discretion.  Any exercise of such right of first offer by Tenant as provided herein shall be irrevocable, whether or not Fair Market Rent has been determined as of such date.  If the Fair Market Rent has not been determined as of the effective date of any such expansion.  Tenant initially shall pay Base Rent plus escalations for the Expansion Space at the same rate payable for the Premises, with a retroactive adjustment to be made within ten (10) Business Days after the determination of Fair Market Rent.  In the event that Tenant does not elect to exercise its right of first offer with respect to any Expansion Space and such Expansion Space shall become available again during the Lease Term as a result of the termination or expiration of any lease subsequently entered into by Landlord with respect to such space, Landlord shall again offer such Expansion Space to Tenant pursuant to the procedures set forth above.  Since the first (1st) through the fourth (4th) floors of the Building are available as of the Commencement Date.  Tenant shall be deemed not to have exercised its right of first offer with respect to such space and Landlord shall have no obligation to offer such space to Tenant again until after the expiration or termination of any lease of such space hereafter entered into by Landlord.

2.1.3        Determination of Fair Market Rent for Expansion Space.  If Tenant notifies Landlord of its intent to lease the Expansion Space as provided above, Landlord and Tenant shall have a period of twenty (20) days after Tenant’s receipt of the ROFO Notice to agree upon the Fair Market Rent for the Expansion Space.  If Landlord and Tenant fail to reach agreement on the Fair Market Rent for the Expansion Space, then the Fair Market Rent for the Expansion Space shall be determined by three (3) licensed commercial real estate brokers, one of whom shall be named by Landlord, one of whom shall be named by Tenant, and the third of whom shall be selected by the brokers chosen by Landlord and by Tenant.  All such brokers shall be independent and none of the brokers nor their firms shall have been employed by Landlord (with respect to the Building). Tenant or their affiliates for the immediately preceding five (5) years.  A broker shall not be disqualified if he/she or their firm have been employed by Landlord within the preceding five (5) years with respect to any property other than the Building.  Furthermore, each such broker shall be commercial real estate broker licensed in Virginia, specializing in commercial office leasing in Northern Virginia, with ;not less than ten (10) years experience in appraising comparable commercial properties in Northern Virginia and recognized as reputable within the local real estate industry

(each such broker being defined herein for purposes of this paragraph as a “Qualified Broker”).  The parties each agree to select their Qualified Broker within ten (10) days after the expiration of the aforesaid twenty (20) day period.  The third Qualified Broker shall be selected within ten (10) days after the first two Qualified Brokers have been selected.  If a party fails to timely select a Qualified Broker, the determination of the Fair Market Rent for the Expansion Space shall be made by the Qualified Broker selected by the other party.  Within fifteen (15) days after the third Qualified Broker has been selected, all of the Qualified Brokers shall meet to attempt to agree upon the Fair Market Rent for the Expansion Space.  If the Qualified Brokers are unable to reach agreement, each Qualified Broker shall, within fifteen (15) days after the expiration of the preceding fifteen (15) day period, submit to Landlord and Tenant in writing the Fair Market Rent for the Expansion Space he or she deems appropriate (each such Qualified Broker’s determination of Fair Market Rent for purposes of this paragraph being referred to herein as an “Appraisal”).  The Fair Market Rent for the Expansion Space shall be the amount which is the mean between the closest two appraisals determined by the Qualified Brokers, provided that the higher of such appraisals does not exceed the lower of such appraisals by more than ten percent (10%).  If such appraisal exceeds the other by more than ten percent (10%), the two (2) remaining brokers (as used in this paragraph, the “Remaining Qualified Brokers”) shall select another Qualified Broker (as used in this paragraph, the “Fourth Qualified Broker”).  Within fifteen (15) days after the Fourth Qualified Broker has been selected, the Remaining Qualified Brokers and the Fourth Qualified Broker shall meet to attempt to agree upon the Fair Market Rent for the Expansion Space.  If the Remaining Qualified Brokers and the Fourth Qualified Broker are unable to reach agreement, each such Qualified Broker shall, within fifteen (15) days after the expiration of the preceding fifteen (15) day period, submit to Landlord and Tenant in writing the Fair Market Rent for the Expansion Space he or she deems appropriate.  The Fair Market Rent for the Expansion Space shall be the amount which is the mean between the three (3) appraisals determined by the Remaining Qualified Brokers and the Fourth Qualified Broker.  The Fair Market Rent for any Expansion Space determined in accordance with this paragraph 2.1.3 shall be final and binding on Landlord and Tenant.  Each of the parties to this Lease shall pay the costs of the services of the Qualified Broker selected by that party, and the cost of the services of the third Qualified Broker and the Fourth Qualified Broker shall be divided equally between Landlord and Tenant.  After the Fair Market Rent for the Expansion Space has been determined as herein provided, the parties shall execute an amendment to this Lease setting forth the terms upon which Tenant is Leasing the Expansion Space.

2.2                                 Lease Term.

2.2.1        Initial Lease Term.  The initial Lease Term shall be for the period stated in the definition of that term, unless earlier terminated as provided in this Lease.

2.2.2        Option to Extend.  While the Lease is in full force and effect, provided that no Event of Default exists and further provided that Transaction Network Services, Inc. or an Affiliate is itself occupying at least seventy (70%) of all of the Premises then demised to Tenant, in each case both as of the time of option exercise and as of the commencement of the herein additional term, Tenant shall have the right or option (the “Extension Option”) to extend the original term of this Lease for one (1) period of five (5) years.  Such extension of the original Lease Term shall be on the same terms, covenants and conditions as provided for in the original Lease Term except that Tenant shall have no further option to extend the Lease Term, and except that the base rental for the Premises and Tenant’s Share of Lower Level Space Rent during the extended term shall each be an amount equal to ninety-five percent (95%) of the then Fair Market Rent for such space for lease renewals as determined in accordance with paragraph 2.2.3 hereof. Any exercise of such Extension Option by Tenant as provided herein shall be irrevocable, whether or not Fair Market Rent has been determined as of such date.  If the Fair Market Rent has not been determined as of the commencement date of such additional term, Tenant initially shall pay Base Rent plus escalations and Tenant’s Share of Lower Level Space Rent for the extended term at the same rates payable for the Premises and Tenant’s Share of Lower Level Space Rent as of the date immediately preceding the commencement of such additional term, with a retroactive adjustment to be made within ten (10) Business Days after the determination of Fair Market Rent.  Notwithstanding the foregoing or anything to the contrary contained in paragraph 2.2.3 hereof, (a) in no event shall the Base Rent or Tenant’s Share of Lower Level Space Rent on account of any additional term be less than the annual Base Rent or Tenant’s Share of Lower Level Space Rent (in each case on a per rentable square foot basis) payable for the Premises or use of the Common Area Amenities, respectively, as of the date immediately preceding the commencement of such additional term, and (b) Landlord shall have no obligation to prepare, refurbish or construct the Premises, the Lower Level Space, any Common Area Amenities, or any part of any of the foregoing prior to the commencement of the herein additional term or otherwise provide any amount of improvement allowance in respect of the Premises (except as taken into account in the determination of Fair Market Rent as provided in paragraph 2.2.3 below).  Notice (the “Option Notice”) of Tenant’s intention to exercise the Extension Option must be given to Landlord, in writing, at least nine (9) months prior to the expiration of the original Lease Term.

2.2.3        Determination of Fair Market Rent for Extension Option.  If Tenant exercises the Extension Option as provided above, Landlord and Tenant shall have a period of twenty (20) days after Landlord’s receipt of the Option Notice to agree upon the Fair Market Rent for the Premises and Tenant’s Share of Lower Level Space Rent.  If Landlord and Tenant fail to reach agreement on the Fair Market Rent for the for the Premises and Tenant’s Share of Lower Level Space Rent, then the Fair Market Rent for the Premises and Tenant’s Share of Lower Level Space Rent shall be determined by three (3) licensed commercial real estate brokers, one of whom shall be named by Landlord, one of whom shall be named by Tenant, and the third of whom shall be selected by the brokers chosen by Landlord and by Tenant.  All such brokers shall be independent and none of the brokers nor their firms shall have been employed by Landlord (with respect to the Building).  Tenant or their affiliates for the immediately preceding five (5) years.  A broker shall not be disqualified if he/she or their firm have been employed by Landlord within the preceding five (5) years with respect to any property other than the Building.  Furthermore, each such broker shall be a commercial real estate broker licensed in Virginia, specializing in commercial office leasing in Northern Virginia, with not less than ten (10) years experience in appraising comparable commercial properties in Northern Virginia and recognized as reputable within the local real estate industry (each such broker being defined herein for purposes of this paragraph as a “Qualified Broker”).  The parties each agree to select their Qualified Broker within ten (10) days after the expiration of the aforesaid twenty (20) day period.  The third Qualified Broker shall be selected within ten (10) days after the first two Qualified Brokers have been selected.  If a party fails to timely select a Qualified Broker, the determination of the Fair Market Rent for the Premises and Tenant’s Share of Lower Level Space Rent shall be made by the Qualified Broker selected by the other party.  Within fifteen (15) days after the third Qualified Broker has been selected, all of the Qualified Brokers shall meet to attempt to agree upon the Fair Market Rent for the Premises and Tenant’s Share of Lower Level Space Rent.  If the Qualified Brokers are unable to reach agreement, each Qualified Broker shall, within fifteen (15) days after the expiration of the preceding fifteen (15) day period, submit to Landlord and Tenant in writing the Fair Market Rent for the Premises and Tenant’s Share of Lower Level Space Rent he or she deems appropriate.  The Fair Market Rent for the Premises and Tenant’s Share of Lower Level Space Rent shall be the respective amounts which are the mean between the closest two appraisals for each such space determined by the Qualified Brokers, provided that the higher of such appraisals does not exceed the lower of such appraisals by more than ten percent (10%).  If such appraisal exceeds the other by more than ten percent (10%), the two (2) remaining brokers (as used in this paragraph, the “Remaining Qualified Brokers”) shall select another Qualified Broker (as used in this paragraph, the “Fourth Qualified Broker”).  Within fifteen (15) days after the Fourth Qualified Broker has been selected, the Remaining Qualified Brokers and the Fourth Qualified Broker shall meet to attempt to agree upon the Fair Market Rent for the Premises and Tenant’s Share of Lower Level Space Rent.  If the Remaining Qualified Brokers and the Fourth Qualified Broker are unable to reach agreement, each such Qualified Broker shall, within fifteen (15) days after the expiration of the preceding fifteen (15) day period, submit to Landlord and Tenant in writing the Fair Market Rent for the Premises and Tenant’s Share of Lower Level Space Rent he or she deems appropriate (each such Qualified Broker’s determination of Fair Market Rent for purposes of this paragraph being referred to herein as an “Appraisal”).  The Fair Market Rent for the Premises and Tenant’s Share of Lower Level Space Rent shall be the respective amounts which are the mean between the three (3) appraisals for each such space determined by the Remaining Qualified Brokers and the Fourth Qualified Broker.  The Fair Market Rent for the Premises and Tenant’s Share of Lower Level Space Rent determined in accordance with this paragraph 2.2.3 shall be final and binding on Landlord and Tenant.  Each of the parties to this Lease shall pay the costs of the services of the Qualified Broker selected by that party, and the cost of the services of the third Qualified Broker and the Fourth Qualified Broker shall be divided equally between Landlord and Tenant.  After the Fair Market Rent for the Premises and Tenant’s Share of Lower Level Space Rent have been determined as herein provided, the parties shall execute an amendment to this Lease setting forth the terms resulting from the exercise of the Extension Option.

2.3           Plans and Specifications.

2.3.1        If there are no Plans and Specifications attached as Exhibit C, then Tenant shall retain a licensed architect of its choice, subject to Landlord’s prior written approval, to prepare the Plans and

Specifications for the Tenant Improvements.  The plans and specifications shall be subject to Landlord’s approval, which approval shall not be unreasonably delayed, provided that such Plans and Specifications comply with the requirements of this paragraph 2.3.

2.3.2        Tenant shall cause its architect to furnish to Landlord for Landlord’s approval space plans sufficient to convey the architectural design of any initial alterations which Tenant desires to make to the Premises, including, without limitation, the location of doors, partitions, electrical and telephone outlets, plumbing fixtures, heavy floor loads and other special requirements (collectively, the “Space Plan”).  If required by Landlord, Tenant’s architect shall consult with Landlord’s engineer in preparing the Space Plan, and incorporate such engineer’s requirements into the Space Plan.  The fees of such engineer shall be a Tenant Improvement Cost (as hereafter defined).  Landlord shall approve or disapprove the Space Plan within three (3) Business Days after Landlord’s receipt thereof.  If Landlord shall disapprove of any portion of the Space Plan within such three (3) Business Day period, Landlord shall advise Tenant of the reason thereof and shall notify Tenant of the revisions to the Space Plan that are reasonably required by Landlord for the purpose of obtaining approval.  Tenant shall within seven (7) days submit to Landlord, for Landlord’s approval, a redesign of the Space Plan, incorporating the revisions required by Landlord.

2.2.3        Tenant shall cause its architect to prepare from Tenant’s approved Space Plan, complete Plans and Specifications within ten (10) days after Landlord approves the Space Plan.  The Plans and Specifications shall (a) be compatible with the Building shall and with the design, construction and equipment of the Building; (b) comply with all Governmental Requirements; (c) comply with all applicable insurance regulations; and (d) be consistent with the approved Space Plan.  Tenant shall submit the Plans and Specifications for Landlord’s approval in the same manner as provided in Subparagraph 2.3.2 above for approval by Landlord of Tenant’s Space Plan.

2.3.4        Notwithstanding anything to the contrary herein, so long as the Plans and Specifications for the Tenant Improvements are substantially consistent with the General Description of Tenant Improvements contained in Exhibit J attached hereto.  Landlord shall diligently facilitate and expedite its approval of the Plans and Specifications within the time period provided above in this Section 2.3 and shall not unreasonably withhold, condition or delay such approval.

2.4           Commencement Date.

2.4.1        Prior to delivering possession of the Premises to Tenant, Landlord shall obtain a non-residential use permit for Tenant’s occupancy of the Premises, and the Commencement Date shall be the date set forth in the definition of that term in Section 1 hereof.  With the exception of the Tenant Improvements which, subject to the terms and conditions hereof, are to be completed by Landlord after the Commencement Date, Tenant acknowledges that the Premises shall be delivered AS IS and that no representations as to the condition of the Premises have been made by Landlord.  The taking of possession by Tenant, together with the issuance of a non-residential use permit for Tenant’s occupancy, shall establish that the Premises are in good and satisfactory condition (except for latent defects) when possession was so taken, and the Commencement Date and Rent Commencement Date shall occur as provided in the definition of such terms.  Tenant shall notify the Landlord in writing within three (3) months after the Commencement Date of the existence of any latent defects pertaining to the Premises, or Tenant shall be deemed to have waived any rights on account thereof.  In no event shall Tenant’s refusal or failure to take possession of the Premises delay or postpone the occurrence of the Commencement Date or Rent Commencement Date.

2.5           Tenant Improvements and Tenant’s Contribution to Tenant Improvement Costs.

2.5.1        Following the Commencement Date and Landlord’s approval of the Plans and Specifications, Landlord shall commence construction of the Tenant Improvements in accordance with such Plans and Specifications and thereafter diligently pursue the completion of same.  Tenant agrees that Landlord shall be permitted to enter the Premises after the Commencement Date so that Landlord may perform  the Tenant Improvements.  Tenant shall cooperate with Landlord and grant Landlord free and complete access to all areas of the Premises necessary for Landlord to complete the Tenant Improvements.  Tenant further agrees not to interfere with Landlord’s performance of the Tenant Improvements.  Landlord’s construction of the Tenant Improvements shall be performed by Landlord’s contractors at Tenant’s sole cost and expense, and the Tenant Improvement Allowance shall be applied against the cost thereof as provided in this paragraph 2.5.  Landlord’s contractors and subcontractors in all events shall (a) be parties to, and bound by, a collective bargaining agreement with a labor organization affiliated with the Building and Construction Trades Council of the AFL-CIO applicable to the geographic area in which the Building is located and to the trade or trades in which the Tenant Improvements are to be performed and (b) employ only members of such labor organizations to perform work within their respective jurisdictions.  Landlord shall notify Tenant in writing when Substantial Completion has been achieved.  If Tenant believes that Substantial Completion has not occurred, Tenant shall notify Landlord in writing of its objections (“Tenant’s Notice Objections”) within ten (10) Business Days after its receipt of the Landlord’s notice described in the preceding sentence, and Tenant shall be deemed to have waived any defects or deficiencies in the construction of the Tenant Improvements (other than latent defects) which are not expressly set forth on Tenant’s Notice of Objections.  Landlord shall have a reasonable time after its receipt of Tenant’s notice in which to take such action as may be necessary to achieve Substantial Completion, and shall notify Tenant in writing when such has been achieved.  In the event of any dispute as to whether Substantial Completion has occurred, the receipt of a certificate of Kite Architecture or any other architect mutually acceptable to Landlord and Tenant shall be conclusive.  If, following Landlord’s notice of Substantial Completion, Punch List Work remains to be completed, Landlord and Tenant shall agree on such Punch List Work in writing and Landlord will promptly complete such Punch List.  Within thirty (30) days of Landlord’s request, Tenant shall certify to the Landlord that the Punch List Work has been satisfactorily completed, or if such is not the case Tenant shall notify Landlord in writing in reasonable detail of any alleged deficiencies.  Tenant shall notify the Landlord in writing within three (3) months after Landlord’s notice of Substantial Completion of the existence of any latent defects pertaining to the Premises, or Tenant shall be deemed to have waived any rights on account thereof.  Tenant acknowledges and agrees that completion of the Tenant Improvements is not a condition to the occurrence of the Rent Commencement date, and the Rent Commencement Date shall occur regardless of whether Substantial Completion has occurred.  Tenant shall make no changes to the Plans and Specifications or the work reflected in the Plans and Specifications without the consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed provided that such changes are non-structural and do not affect any of the Building’s mechanical, HVAC, electrical, plumbing or other systems.

2.5.2        Tenant shall be responsible for all costs for Landlord to complete the Tenant Improvements and to otherwise prepare the Premises for Tenant’s occupancy, including all hard and soft costs, such as and without limitation, labor and materials, architectural, engineering, permitting and space planning fees (collectively, the “Tenant Improvement Costs”).  Tenant further agrees to pay the Landlord a construction management fee (the “Construction Management Fee”) equal to three percent (3%) of that portion of the Tenant Improvement Costs constituting so called “hard costs” (i.e. all labor, materials, fixtures and other items incorporated into the Tenant Improvements).  The Tenant Improvement Allowance shall be applied against the Tenant Improvement Costs and the Construction Management Fee.  Except as provided in the last two (2) sentences of this subparagraph 2.5.2, Tenant shall not be entitled to receive any credit or payment on account of any unexpended portion of the Tenant Improvement Allowance.  If the cost of the Tenant Improvements and Construction Management Fee exceeds Four Hundred Nine Thousand Eight Hundred and 00/100 Dollars ($409,800.00) (the “First Year Amount”), Tenant shall pay such excess to Landlord on demand and prior to Landlord’s commencement of work on the Tenant Improvements (the amount so paid to Landlord by Tenant is referred to herein as the “Tenant Construction Advance”), if the cost of the Tenant Improvements and Construction Management Fee subsequently increases (or further increases) above the Tenant Improvement Allowance as a result of change orders requested by Tenant and approved by Landlord, Tenant shall pay to Landlord such excess within five (5) calendar days after demand made from time to time by Landlord.  If Tenant fails to pay to Landlord the cost of any such excess Tenant Improvements and Construction Management Fee as and when due, Landlord may elect to suspend work on the Tenant Improvements pending such timely payment.  Upon completion of the Tenant Improvements and application of the Tenant Improvement Allowance against the Tenant Improvement Costs and the Construction Management Fee, if the aggregate cost of the Tenant Improvements and the Construction Management Fee is less than the Tenant Improvement Allowance, the unexpended and unapplied balance thereof shall be available to Tenant until the date which is three (3) years after the Commencement Date to reimburse Tenant for Tenant Expenditures (up to a maximum aggregate amount of Six Hundred Fifty-Five Thousand Six Hundred Eighty and 00/100 Dollars ($655,680.00), less any amount of the Tenant Improvement Allowance applied against monthly installments of Base Rent for the fifth floor portion of the Premises as hereinafter provided) upon receipt of paid invoices and any other documentation reasonably requested by Landlord, provided that in no event shall Landlord be required to expend and/or advance more than the First Year Amount of the Tenant Improvement Allowance (including the cost of Tenant Improvements, the Construction

Management Fee, and Tenant Expenditures) prior to March 1, 2004.  At Tenant’s option, upon Landlord’s receipt of Tenant’s written payment directions and copies of invoices and any other documentation reasonably requested by Landlord, subject to the foregoing Landlord shall pay Tenant’s vendors directly for Tenant Expenditures to the extent that Landlord would otherwise have been required to reimburse Tenant for such amounts as provided above.  Provided that the Tenant Improvements have been completed, if the aggregate cost of the Tenant Improvements and Construction Management Fee was greater than the First Year Amount and Tenant paid Landlord the Tenant Construction Advance, on or before March 1, 2004, Landlord shall pay Tenant from the remaining undisbursed balance of the Tenant Improvement Allowance the lesser of (x) the undisbursed balance of the Tenant Improvement Allowance (after payment of all Tenant Improvement Costs, the Construction Management Fee, and any Tenant Expenditures) and (y) the Tenant Construction Advance.  In the event that the Tenant Construction Advance is less than the undisbursed and unapplied amount of the Tenant Improvement Allowance, nothing in the immediately preceding sentence shall limit Tenant’s ability to ultimately use or apply the full remaining undisbursed and unapplied balance of the Tenant Improvement Allowance for Tenant Improvement Costs subject to and in accordance with the terms and conditions of this subparagraph 2.5.2.  Beginning with the thirteenth (13th) month after the Rent Commencement Date, subject to the terms of the next following sentence, Tenant may elect to apply any unexpended balance of the Tenant Improvement Allowance up to a maximum aggregate amount of Four Hundred Nine Thousand Eight Hundred and 00/100 Dollars ($409,800.00) against that portion of the monthly installments of Base Rent next becoming due hereunder with respect to that portion of the Premises constituting the fifth (5th) floor of the Building calculated on a per rentable square foot basis, and if any portion of the Tenant Improvement Allowance has not been expended and/or advanced on or before the date that is three (3) years after the Commencement Date, subject to the terms of the next following sentence Landlord shall credit the unexpended and unapplied balance of the Tenant Improvement Allowance against that portion of the monthly installments of Base Rent next becoming due hereunder with respect to that portion of the Premises constituting the fifth (5th) floor of the Building calculated on a per rentable square foot basis until such amount has been fully applied. Notwithstanding anything to the contrary herein, in no event shall more than an aggregate of Four Hundred Nine Thousand Eight Hundred and 00/100 Dollars ($409,800.00) of the Tenant Improvement Allowance be applied as a credit against Base Rent.

2.5.3        All Tenant Improvements, regardless of which party constructed or paid for them, shall become the property of Landlord and shall remain upon and be surrendered with the Premises upon the expiration or earlier termination of this Lease; provided that, at Landlord’s election and upon notice to Tenant, Tenant shall be required to remove all or any portion of the Tenant Improvements (including Telecommunication Facilities) upon the expiration or earlier termination of this Lease.  Notwithstanding the foregoing, if Tenant’s Plans and Specifications are substantially consistent with the general description of the Tenant Improvements which is annexed hereto as Exhibit J and such Plans and Specifications do not include any additional improvements or alterations which are not generally described on Exhibit J, Tenant shall not be required to remove any of the Tenant Improvements at the expiration or earlier termination of the Lease.

2.5.4        Tenant shall be solely responsible for the design of the Tenant Improvements.  Notwithstanding Landlord’s review and approval of the Plans and Specifications, Landlord shall have no liability to Tenant or to any other person for errors or omissions in the Plans and Specifications or in the construction of the Tenant Improvements ( Landlord’s review and approval of the Plans and Specifications being for Landlord’s own purposes).  Tenant shall indemnify, defend, protect and hold Landlord’s Agents harmless from all Claims which arise in any way, directly or indirectly from or in connection with the design of the Tenant Improvements, including without limitation, claims arising from the work of Tenant’s architect, engineer, employees or agents.

2.6           Intentionally Omitted.

2.7           Use and Conduct of Business.

2.7.1        The Premises are to be used only for the Permitted Uses, and for no other business or purpose without the prior consent of Landlord.  Landlord makes no representation or warranty as to the suitability of the Premises or the Furniture for Tenant’s intended use.  Notwithstanding the foregoing, to the best of Landlord’s actual knowledge, the Permitted Uses are permitted by current zoning ordinances and any other comprehensive land use requirements.  Tenant shall, at its own cost and expense, obtain and maintain any and all licenses, permits, and approvals necessary or appropriate for its use, occupation and operation of the Premises for the Permitted Uses.  Tenant’s inability to obtain or maintain any such license, permit or approval necessary or appropriate for its use, occupation or operation of the Premises shall not relieve it of its obligations under this Lease, including the obligation to pay Base Rent and Additional Rent.

2.7.2        No act shall be done in or about the Premises that is unlawful or that will increase the existing rate of insurance on any or all of the Land or Building.  Tenant shall not commit or allow to be committed or exist: (a) any waste upon the Premises, (b) any public or private nuisance, or (c) any act or condition which disturbs the quiet enjoyment of any other tenant in the Building, violates any of Landlord’s contracts affecting any or all of the Land or Building (provided tenant has knowledge of such contracts), creates or contributes to any work stoppage, strike, picketing, labor disruption or dispute, interferes in any way with the business of Landlord or any other tenant in the Building or with the rights or privileges of any contractors, subcontractors, licensees, agents, concessionaires, subtenants, servants, employees, customers, guests, invitees or visitors or any other persons lawfully in and upon the Land or Building, or causes any impairment or reduction of the good will or reputation of the Land or Building.

2.7.3        Tenant shall not, without the prior consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed, use any apparatus, machinery, device or equipment in or about the Premises which will cause any substantial noise or vibration or any increase in the normal consumption level of electric power.  If any of Tenant’s apparatus, machinery, devices or equipment should disturb the quiet enjoyment of any other tenant in the Building, then Tenant shall provide, at its sole cost and expense, adequate insulation or take other such action, including removing such apparatus, machinery, devices or equipment, as may be necessary to eliminate the disturbance.  No food or beverage dispensing machines shall be installed by Tenant in the Premises without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed.

2.8           Compliance with Governmental Requirements and Rules and Regulations.  Tenant shall comply with all Governmental Requirements and Restrictions relating to its use, occupancy and operation of the Premises and shall observe such reasonable rules and regulations as may be adopted and published by Landlord from time to time for the safety, care and cleanliness of the Premises and the Building, and for the preservation of good order in the Building and for the administration and management of the Building, provided that such rules and regulations shall not be binding on Tenant unless Tenant receives at least thirty (30) days prior notice of same.  Current Rules and Regulations are attached to this Lease as Exhibit E.  If any rule or regulation conflicts with or is inconsistent with any provision of this Lease, the Lease provision shall govern and control.  Landlord will enforce the Rules and Regulations against all tenants in the building in a non-discriminatory manner.

SECTION 3: BASE RENT, ADDITIONAL RENT AND OTHER SUMS PAYABLE UNDER LEASE

3.1           Payment of Rental.  Tenant agrees to pay Base Rent, Additional Rent and any other sum due under this Lease to Landlord without demand, deduction, credit, adjustment or offset of any kind or nature, in lawful money of the United States when due under this Lease, at the offices of Manager at Manager’s Address, or to such other party or at such other place as Landlord may from time to time designate in writing.

3.2           Base Rent.  On execution of this Lease, Tenant shall pay to Landlord the amount specified in the definition of Prepaid Rent for the month specified in the definition of that term.  Beginning on the Rent Commencement Date, Tenant agrees to pay the monthly installments of Base Rent to Landlord, without demand and in advance, on or before the first day of each calendar month of the Lease Term.  The monthly Base Rent installment for any partial month at the beginning or end of the Lease Term shall be prorated.  Base Rent for any partial month at the beginning of the Lease Term in which the Rent Commencement Date occurs shall be paid by Tenant on the Rent Commencement Date.

3.3           Lease Security Provisions.

3.3.1  On execution of this Lease, as security for the full and faithful payment of all sums due under this Lease and the full and faithful performance of every covenant and condition of this Lease to be performed by Tenant, Tenant shall deliver a letter of credit in the amount of Seven Hundred Thousand and 00/100 Dollars ($700,000.00) in favor of Landlord.  The letter of credit initially delivered pursuant to this paragraph and all substitutions, replacements and renewals of it, must be consistent with and shall satisfy all the requirements in the letter of credit criteria set forth on Exhibit F hereto.  The term “Letter of Credit” shall mean and refer to a letter of credit conforming to this subparagraph.  If a Letter of Credit has not been delivered to and accepted by Landlord on or before the full execution of this Lease, at

Landlord’s election, the failure to deliver such Letter of Credit may be treated by Landlord (a) as a condition subsequent to the effectiveness of this Lease such that this Lease shall be voidable by Landlord by notice to Tenant at any time prior to Landlord’s receipt of the Letter of Credit or (b) as an Event of Default.  If Landlord elects to treat the failure to deliver the Letter of Credit on execution of this Lease as an Event of Default, Landlord may pursue all available rights and remedies, including the right to specific performance and the right to attach assets of Tenant.  Pending delivery of the Letter of Credit, Landlord also may defer contracting for Tenant Improvements and/or suspend work on same.

3.3.2        Tenant shall have the right to reduce the amount of the Letter of Credit (a) to Five Hundred Thousand Dollars ($500,000.00) on the date which is two (2) years after the Rent Commencement Date, (b) to Three Hundred Thousand Dollars ($300,000.00) on the date which is three (3) years after the Rent Commencement Date, and (c) to One Hundred Seventy-Five Thousand Dollars ($175,000.00) on the date which is four (4) years after the Rent Commencement Date (each such date on which the amount of the Letter of Credit may be reduced is referred to herein as a “Reduction Date”), provided that on each Reduction Date and on the date any such reduction is implemented (x) the Lease is in full force and effect, (y) no Event of Default then exists and no Event of Default has theretofore occurred within the twelve (12) months prior to such Reduction Date (unless Landlord in its sole discretion has waived such Event of Default in writing ), and (z) Landlord is not, as of such Reduction Date enforcing, attempting to enforce, or stayed from enforcing any right or remedy on account of any Event of Default, whether or not such Event of Default occurred within or prior to the twelve (12) months preceding the Reduction Date).  Except as set forth in the next sentence, if the conditions for reduction of the Letter of Credit are satisfied with respect to any Reduction Date, upon the written request of the Tenant, Landlord shall permit Tenant to replace or amend the Letter of Credit accordingly.  If on any Reduction Date the Letter of Credit shall not be reduced because one or more of the conditions set forth in clauses (x) and (y) above were not satisfied, the Letter of Credit shall not be reduced on any subsequent Reduction Date.

3.3.3        Landlord may draw on the Letter of Credit, in whole or in part at Landlord’s election, without advance notice to Tenant at any time or from time to time on or after (a) the occurrence of any Event of Default, (b) if Tenant, or anyone in possession of the Leased Premises through Tenant, holds over after the expiration or earlier termination of this Lease, (c) Landlord is given notice by the issuer of the Letter of Credit that it is terminating the Letter of Credit, (d) a confirming bank gives notice to Landlord that it will cease to act in that capacity, (e) the Letter of Credit expires on a specified date by its terms and is not renewed or replaced at least sixty (60) days in advance of its expiration date or (f) to the extent permitted by law, in the event any bankruptcy, insolvency, reorganization or any other debtor creditor proceeding is instituted by or against Tenant.

3.3.4        Landlord may apply any sum drawn on the Letter of Credit to amounts owing to Landlord under this Lease in such order and priority as Landlord elects in its absolute discretion.  If any of the proceeds drawn on the Letter of Credit are not applied immediately to sums owing to Landlord under this Lease, Landlord may retain any such excess proceeds as a cash Lease Security Deposit for application, at Lender’s election, to future sums owing to Landlord under this Lease, in such order and priority as Landlord elects in its absolute discretion.  Tenant shall, within fifteen (15) days after Landlord’s demand, restore the amount of the Letter of Credit drawn so that the Letter of Credit is restored to the original amount of the Letter of Credit.  If Tenant does not restore the Letter of Credit to its original amount within the required time period, such non-restoration shall be considered an Event of Default.

3.3.5        Additionally, Landlord’s draw and application of all or any portion of the proceeds of the Letter of Credit shall not impair any other rights or remedies provided under this Lease or under applicable law and shall not be construed as a payment of liquidated damages.  If Tenant shall have fully complied with all of the covenants and conditions of this Lease, the Letter of Credit shall be returned to Tenant or, if Landlord has drawn on the Letter of Credit, the remaining proceeds of the Letter of Credit which are in excess of sums due the Landlord shall be repaid to Tenant, without interest, within thirty (30) days after the expiration or termination of the Lease Term and delivery of possession of the Leased Premises to Landlord in accordance with this Lease.

3.3.6        On any request by Landlord made during the Lease Term, Tenant shall cooperate in accomplishing any reasonable modification of the Letter of Credit requested by Landlord.  If the Letter of Credit should be lost, mutilated, stolen or destroyed, Tenant shall cooperate in obtaining the issuance of a replacement.

3.3.7        Tenant shall not assign or grant any security interest in the Letter of Credit and any attempt to do so shall be void and of no effect.

3.3.8        In the event of a sale or transfer of Landlord’s estate or interest in the Land and Building, Landlord shall have the right to transfer the Letter of Credit to the vendee or the transferee.  Tenant shall pay any transfer fees charged by the issuing bank and Landlord shall thereafter be considered released by Tenant from all liability for the return of the Letter of Credit.  Tenant shall cooperate in effecting such transfer.  Notwithstanding the foregoing, although Landlord shall have the right to transfer the letter of Credit in connection with each sale or transfer of Landlord’s estate or interest in the Land and Building, Tenant shall only be required to pay the transfer fees charged by the issuing bank for the first sale or transfer of Landlord’s estate or interest in the Land and Building.

3.3.9        No mortgagee or purchaser of any or all of the Building at any foreclosure proceeding brought under the provisions of any mortgage shall (regardless of whether the Lease is at the time in question subordinated to the lien of any mortgage) be liable to Tenant or any other person for any or all amounts drawn against the Letter of Credit or any other or additional lease security deposit or other payment made by Tenant under the provisions of this Lease), unless Landlord has actually delivered it in cash to such mortgagee or purchaser, as the case may be.

3.4           Additional Rent. Definitions of certain terms used in this paragraph are set forth in the last subparagraph of this paragraph entitled “Additional Rent”.  Tenant agrees to pay to Landlord additional rent as computed in this paragraph (individually and collectively the “Additional Rent”):

3.4.1        Estimated Operating Costs.  Tenant shall pay to Landlord as Additional Rent one-twelfth (1/12) of the amount, if any, by which the Estimated Operating Costs Allocable to the Premises exceeds the Operating Cost Base Amount Allocable to the Premises.  This sum shall be paid in advance on or before the first day of each calendar month of the Lease Term.  Landlord shall furnish Tenant a written statement of Estimated Operating Costs Allocable to the Premises in advance of the commencement of each Year.  If such written statement is furnished after the commencement of the Year (or as to the first Year during the Lease Term, after the Commencement Date), Tenant shall also make a retroactive lump-sum payment to Landlord equal to the monthly payment amount multiplied by the number of months during the Year (or as to the first Year during the Lease Term, after the Commencement Date) for which no payment was paid.  Notwithstanding the foregoing, Landlord reserves the right, from time to time during each Year, to revise the Estimated Operating Costs Allocable to the Premises and upon notice to Tenant of such revision, Tenant shall adjust its payment to Landlord under this subparagraph 3.4.1 accordingly.  Notwithstanding the foregoing, absent extraordinary circumstances Landlord shall not revise the Estimated Operating Costs Allocable to the Premises more than twice in any Year.

3.4.2        Actual Costs. Within one hundred twenty (120) days after the close of each Year, Landlord shall deliver to Tenant a written statement setting forth the Operating Costs Allocable to the Premises during the preceding Year, the amount therefor paid by Tenant and the balance due or amount of overpayment.  If such Operating Costs Allocable to the Premises for any Year exceed the Estimated Operating Costs Allocable to the Premises paid by Tenant to Landlord pursuant to subparagraph 3.4.1 for such Year, Tenant shall pay the amount of such excess to Landlord within twenty (20) Business Days after receipt of such statement by Tenant.  If such statement shows the Operating Costs Allocable to the Premises to be less than the Estimated Operating Costs Allocable to the Premises paid by Tenant to Landlord pursuant to subparagraph 3.4.1, then the amount of such overpayment shall be paid by Landlord to Tenant within twenty (20) Business Days following the date of such statement.  Landlord’s and Tenant’s obligations under this paragraph shall survive the expiration or other termination of this Lease.

3.4.3        Determination. The determination of Operating Costs Allocable to the Premises shall be made by Landlord in accordance with the terms of this Lease.

3.4.4        Operating Cost Audit. Landlord shall maintain records concerning estimated and actual Operating Costs Allocable to the Premises for no less than twenty-four (24) months following the period covered by the statement or statements furnished Tenant, after which time Landlord may dispose of such records.  Provided that Tenant is not then in default of its obligation to pay Base Rent, Additional Rent or other payments required to be made by it under this Lease and provided that Tenant is not otherwise in default under this Lease, Tenant may, at Tenant’s sole cost and expense, cause a Qualified Person (defined below) to inspect Landlord’s records at the location where such records are maintained by or on behalf of Landlord.  Such inspection, if any, shall be conducted no more than once each Year, during Landlord’s normal business hours within one hundred twenty (120) calendar days after receipt of

Landlord’s written statement of Operating Costs Allocable to the Premises for the previous year, upon first furnishing Landlord at least twenty (20) calendar days prior written notice.  If the actual Operating Costs Allocable to the Premises for any given Year as certified to Landlord by the Qualified Person that conducted such review were improperly computed and if the actual Operating Costs Allocable to the Premises are overstated by more than three percent (3%), Tenant shall have the right to cause such Qualified Person to also inspect the Landlord’s records for the Year immediately preceding the Year which was the subject of the initial review.  Any errors disclosed by the review(s) and certified to Landlord by the Qualified Person which conducted such review(s) shall be promptly corrected by Landlord: provided, however, that if Landlord disagrees with any such claimed errors, Landlord shall have the right to cause another review or reviews to be made by an auditor of Landlord’s choice.  In the event the results of the review(s) of records (taking into account, if applicable, the results of any additional review(s) caused by Landlord) reveal that Tenant has overpaid obligations for a preceding period, the amount of such overpayment shall be credited against Tenant’s subsequent installment of Base Rent;  Additional Rent or other payments due to Landlord under the Lease.  In the event that such results show that Tenant has underpaid its obligations for a preceding period, the amount of such underpayment shall be paid by Tenant to Landlord with the next succeeding installment obligation of Estimated Operating Costs (net of Insurance and Property Taxes) Allocable to the Premises.  If the actual Operating Costs Allocable to the Premises for any given Year were improperly computed and if the actual Operating Costs Allocable to the Premises are overstated by more than four percent (4%), Landlord shall reimburse Tenant for the cost of its audit.

3.4.5        End of Term. If this Lease shall terminate on a day other than the last day of a Year, (a) subject to a final reconciliation pursuant to subparagraph 3.4.2 hereof, Landlord shall estimate the Operating Costs Allocable to the Premises and Property Taxes Allocable to the Premises for such Year predicated on the most recent reliable information available to Landlord; (b) the amount determined under clause (a) of this sentence shall be prorated by multiplying such amount by a fraction, the numerator of which is the number of days within the Lease Term in such Year and the denominator of which is 360; (c) the Operating Costs Base Amount Allocable to the Premises shall be prorated in the manner described in clause (b); (d) the clause (c) amount (i.e., the prorated Operating Costs Base Amount Allocable to the Premises) shall be deducted from the clause (b) amount (i.e., the prorated Operating Costs Allocable to the Premises); (e) if the clause (d) amount exceeds the Estimated Operating Costs Allocable to the Premises paid by Tenant for the last Year in the Lease Term, then Tenant shall pay the excess to Landlord within twenty (20) Business Days after Landlord’s delivery to Tenant of a statement for such excess; and (f) if the Estimated Operating Costs Allocable to the Premises paid by Tenant for the last Year in the Lease Term exceeds the clause (d) amount, then Landlord shall refund to Tenant the excess within the twenty (20) Business Day period described in clause (e) if Tenant is not then in default of any of its obligations under this Lease beyond any applicable notice and cure periods.  Landlord’s and Tenant’s obligations under this paragraph shall survive the expiration or other termination of this Lease.

3.4.6        Definitions. Each underlined term in this subparagraph shall have the meaning set forth next to that underlined term:

Operating Costs Base Amount Allocable to the Premises: The Operating Costs Allocable to the Premises for the year beginning January 1, 2003 and ending December 31, 2003 (the “Base Year”).

Estimated Operating Costs Allocable to the Premises: Landlord’s written estimate of Operating Costs Allocable to the Premises for a Year to be given by Landlord to Tenant pursuant to subparagraph 3.4.1.

Operating Costs or Operating Costs (net of Property Taxes): All expenses paid or incurred by Landlord in good faith and consistent with the standards applicable to first class office properties in the Reston, Virginia area for maintaining, operating, owning and repairing any or all of the Land, Building, Premises, related improvements, and the personal property used in conjunction with such Land, Building, Premises and related improvements, except for Property Taxes.  Included are all expenses paid or incurred by Landlord for: (a) utilities, including electricity, water, gas, sewers, fire sprinkler charges, refuse collection, Telecommunication Services, cable television, steam, heat, cooling or any other similar service and which are not payable directly by tenants in the Building; (b) supplies; (c) cleaning, painting and janitorial services (including window washing), landscaping and landscaping maintenance (including irrigating, trimming, mowing, fertilizing, seeding and replacing plants), snow removal and other services; (d) security services, if any; (e) concierge services, if any: (f) the operation of any subsidized cafeteria in the Building; (g) insurance premiums and applicable insurance deductible payments by Landlord; (h) management fees up to a maximum of three percent (3%) of annual gross base rents for the Building; (i) compensation (including employment taxes and fringe benefits) of all persons and business organizations who perform duties in connection with any service, repair, maintenance, replacement or improvement or other work included in this subparagraph; (j) license, permit and inspection fees; (k) costs, assessments and special assessments due to deed restrictions, easement agreements, reciprocal easement agreements, declarations or owners associations or other means of allocating costs of a larger tract with which the Land is operated and/or with which the Land is a part; (l) rental of any machinery or equipment; (m) audit fees and accounting services related to the Building, and charges for the computation of the rents and charges payable by tenants in the Building (but only to the extent the cost of such fees and services are in addition to the cost of the management fee); (n) the cost of repairs or replacements; (o) charges under maintenance and service contracts; (p) legal fees and other expenses of legal or other dispute resolution proceedings, other than legal fees incurred by Landlord in connection with the leasing of the Building or the enforcement of tenant leases; (q) maintenance and repair of the roof and roof membranes, (r) costs incurred by Landlord for compliance with any change(s) which are effective after the date of this Lease in any Governmental Requirements, including Access Laws, (s) costs incurred by Landlord for compliance with any new Governmental Requirements which become effective after the date of this Lease, including Access Laws; (t) elevator service and repair, if any; (u) business taxes and license fees; (v) any other expense or charge which in accordance with generally accepted accounting and management principles would be considered an expense of maintaining, operating, owning or repairing the Building, and (w) the amortization of costs of capital improvements to increase the efficiency of any electrical, mechanical or other system servicing the Building or the Land or to otherwise reduce operating costs of the Building.  Any capital expenses which may be included in Operating Costs (net of Property Taxes) pursuant to items (r), (s), and (w) above shall be amortized with interest return at the Prime Rate plus two (2) percentage points over the estimated useful life of the capital improvement as determined by Landlord and the annual amortization of principal and interest attributable to the Lease Term shall be an Operating Cost.

Exclusions from Operating Costs:  Notwithstanding the foregoing, Operating Costs (net of Property Taxes) shall not include any of the following: (1) capital expenditures, except for those Operating Costs set forth above in the definition of Operating Costs (net of Property Taxes) to the extent such operating Costs (net of Property Taxes) constitute capital expenditures; (2) costs of any special services rendered to individual tenants (including Tenant) (3) painting redecorating or other work which Landlord performs for specific tenants; (4) depreciation or amortization of costs required to be capitalized in accordance with generally accepting accounting practices (except for those Operating Costs (net of Property Taxes) set forth above in the definition of Operating Costs (net of Property Taxes) to the extent any of such Operating Costs (net of Property Taxes) are required to be capitalized in accordance with generally accepting accounting practices); (5) interest, principal, points and fees on debt or amortization of funds borrowed by Landlord, except for items which are otherwise included in Operating Costs (net of Property Taxes) as provided above; (6) leasing commissions, advertising, legal, space planning and construction expenses incurred in procuring tenants for the Building; (7) salaries, wages, or other compensation paid to officers or executives of Landlord or its property management company in their capacities as officers and executives; (8) any other expenses for which Landlord actually receives direct reimbursement from insurance, condemnation awards, warranties, other tenants or any other source but excluding general payments of Additional Rent pursuant to this Article 3 by Tenant and other tenants of the Building; (9) net basic rents under ground leases; (10) all costs incurred in the initial construction of the Building; (11) costs directly resulting from the willful misconduct of Landlord, its employees, agents, contractors or employees; (12) costs or fees relating to the defense of Landlord’s title or interest in the Land; (13) costs incurred due to violation by Landlord of applicable law or the terms and conditions of this Lease, unless such violation is caused in whole or in part by any breach or default by Tenant hereunder or by any other act or omission of Tenant; (14) renovation of the Building or Land made necessary by casualty or the exercise of eminent domain, except for any deductible under Landlord’s insurance; (15) costs incurred for any items to the extent of Landlord’s actual recovery under a manufacturer’s, materialmen’s, vendor’s or contractor’s warranty (except to the extent of costs incurred in connection with such recovery); (16) Property Taxes; (17) Landlord’s general overhead expenses; (18) any penalties or interest expenses incurred because of Landlord’s failure timely to pay any Operating Costs or Property Taxes (unless the same is the result of Tenant’s failure to timely make any payment in respect thereof required hereunder); (19) costs associated with maintaining the entity constituting the Landlord; (20) costs of sale or financing of the Building; (21) costs of repair caused by any casualty or condemnation of the Building (except for any deductible under Landlord’s insurance), irrespective of the amount of insurance proceeds received; (22) above market fees for services provided by any affiliate of Landlord, but only to the extent of the portion thereof which is above market (and, for purposes hereof.  Tenant shall have the burden of proving that any such fee is above market based upon comparable first class properties in the Reston, Virginia area); (23) costs incurred to comply with laws relating to the removal of Hazardous Substances which were in existence in the Building or on the Land prior to the Commencement Date (and, for purposes hereof, Tenant shall have the burden of proving that such Hazardous Substances were in existence in the Building or on the Land prior to the Commencement Date), and was of such a nature that a federal, state or municipal governmental authority.  If it had then had knowledge of the presence of such hazardous material, in the state, and under the conditions that it then existed in the Building or on the Land, would have then required the removal of such Hazardous Substances or other remedial or containment action with respect thereto; and costs incurred to remove, remedy, contain, or treat Hazardous Substances, which Hazardous Substances are brought into the Building or onto the Land after the date hereof by Landlord and is of such a nature, at that time, that a federal, state or municipal governmental authority, if it had then had knowledge of the presence of such Hazardous Substances, in the state, and under the conditions, that it then exists in the Building or on the Land, would have then required the removal of such Hazardous Substances or other remedial or containment action with respect thereto; (24) costs as billed by the utility company for any electric current furnished to any rentable area of the Building for purposes other than the operation of the Building equipment and machinery and the lighting of public toilets, stairways, shaftways, fan rooms and other comparable areas, except that ordinary utilities necessary to heat, cool, and light any vacant rentable area of the Building to the extent necessary to maintain such space shall be included in Operating Costs; (25) allowances, concession, permits, licensees, inspections, and other costs and expenses incurred in completing, fixturing, renovating or otherwise improving, space for tenants (including Tenant), prospective tenants or other occupants or prospective occupants of the Building, or vacant leasable space in the Building or constructing or finishing demising walls and public corridors with respect to any such space whether such work or alteration is performed for the initial occupancy by such tenant or occupant or thereafter; (26) electric power costs for which any tenant directly contracts with the local public service company; (27) insurance premiums to the extent the rates of any insurance carried by Landlord has been increased over the regular rate which would otherwise be applicable from time to time to the Building and/or the Land due solely to Landlord’s or any tenant’s hazardous acts beyond those generally associated with the operation of an office building and related facilities; and (28) the amortization of costs of capital improvements to increase the efficiency of any electrical, mechanical or other system servicing the Building or the Land or to otherwise reduce operating costs of the Building over the amount actually saved as a result of such capital improvement, as estimated by Landlord in good faith.  Except where Landlord determines in its commercially reasonable judgment that it is prudent and beneficial not to do so, Landlord shall competitively bid (from time to time at Landlord’s discretion) all services for the Building other than (i) utility services, and (ii) property management services.  Landlord shall enter into contracts for the provision of services to the Building which are for periods in excess of one (1) year only where Landlord determines it its commercially reasonable judgment that it is prudent and beneficial to do so.

Gross-Up Provision:  If less than ninety-five percent (95%) of the net rentable area of the Building is occupied by tenants at all times during any Year, then Operating Costs for such Year shall include all additional costs and expenses that Landlord reasonably determines would have been incurred had ninety-five percent (95%) of the Building been occupied at all times during such Year by tenants.

Operating Costs Allocable to the Premises:  The product of Tenant’s Pro Rata Share times Operating Costs (net of Property Taxes).

Property Tax Base Amount:  Tenant’s Pro Rata Share of the Property Taxes payable for the calendar year beginning January 1, 2003 and ending December 31, 2003.

Property Taxes Allocable to the Premises:  Tenant’s Pro Rata Share of Property Taxes.

Qualified Person:  An accountant or other person experienced in accounting for income and expenses of office properties, who is engaged solely by Tenant on terms which do not entail any compensation based or measured in any way upon any savings in Additional Rent or reduction in Operating Costs Allocable to the Premises achieved through the inspection process described in this subparagraph.

3.4.7                        Property Tax Escalation.  In addition to the payments required by the previous subparagraphs of this paragraph. Tenant shall pay as Additional Rent to Landlord one-twelfth (1/12) of the amount, if any, by which (a) Landlord’s estimate of the Property Taxes Allocable to the Premises for the current tax year exceeds the Property Tax Base Amount, which estimate shall be provided by Landlord to Tenant in writing. This sum shall be paid in advance on or before the first day of each calendar month of the Lease Term. After the close of each tax year during the Lease Term, Landlord shall deliver to Tenant a written statement setting forth (1) the actual Property Taxes Allocable to the Premises for the preceding tax year, (2) the difference between the amount referred to in clause (1) and the Property Tax Base Amount and (3) the differential between the amount referred to in clause (2) and the sum of the tentative monthly payments toward such amount made by Tenant.  If the differential referred to in clause (3) of the previous sentence represents an underpayment by Tenant, such differential shall be paid to Landlord within twenty (20) Business Days after delivery of Landlord’s written statement to Tenant; if such differential represents an overpayment by Tenant, Landlord shall refund such overpayment to Tenant within twenty (20) Business Days after Tenant’s concurrence in the amount due as a refund. If the Lease Term begins or ends on a day other than the beginning or end of a tax year, the amount due as described in clause (2) of this subparagraph shall be prorated on a per diem basis with reference to the tax year. If not separately assessed.  Landlord shall use its best efforts in good faith to effect an equitable proration of Property Taxes on the Building and any other property owned by Landlord or an affiliate of Landlord. Landlord shall not recover more than 100% of the Property Taxes. The provisions of this subparagraph shall survive the expiration or other termination of this Lease.

3.4.8                        Tenant’s Costs.  Tenant agrees to reimburse or pay Landlord within twenty (20) Business Days after Tenant’s receipt of an invoice from Landlord for (a) any actual and documented cleaning expenses incurred by Landlord, including carpet cleaning, garbage and trash removal expenses, over and above the normal cleaning provided by Landlord, if any, or due to the presence of a lunchroom or kitchen or food or beverage dispensing machines within the Premises; (b) any actual and documented expense incurred by Landlord for usage in the Premises of heating, ventilating and air conditioning services, elevator services, electricity, water, janitorial services, or any other services or utilities over and above the normal usage per rentable square foot during Normal Business Hours (as defined in paragraph 3.5.3) for first class office buildings in the Reston Virginia area, including other buildings in the office park in which the Building is located, (c) any actual and documented expense incurred by Landlord relating to or arising out of the usage by Tenant or Tenant’s Agents of the public or common areas of the Building or Land, or any of the equipment contained therein, which usage is over and above the normal usage for such public or common areas or equipment, and (d) any other actual and documented direct expense incurred by Landlord on Tenant’s behalf. Landlord reserves the right to install and activate separate metering of water or other utilities to the Premises, and Tenant agrees to reimburse or pay Landlord within twenty (20) Business Days after invoice from Landlord for all costs of such separate metering, in which case the Operating Costs Base Amount Allocable to the Premises and Operating Costs shall be adjusted accordingly.

3.4.9                        Payments Deemed Additional Rent. Any sums payable under this Lease pursuant to this paragraph or otherwise shall be Additional Rent and, in the event of nonpayment of such sums beyond any applicable notice and cure periods, Landlord shall have the same rights and remedies with respect to such nonpayment as it has with respect to nonpayment of the Base Rent due under this Lease.

3.5                                 Utilities.

3.5.1                        Except as provided in paragraph 3.5.3 hereof and subject to the terms of paragraph 3.5.2 hereof and the provision of such services to the Building by local utility companies, Landlord shall provide all utilities to the Premises twenty-four (24) hours a day, seven (7) days a week throughout the Lease Term.  Landlord shall have the right from time to time to select the company or companies providing electricity, gas, fuel, one or more categories of Telecommunication Services and any other utility services to the Building.  Except as provided in paragraphs 3.4.8 and 3.5.3 hereof with respect to usage over and above that which is normal for general office use of the Premises or for after hours HVAC service, the cost of all electricity used on or from the Premises for lighting and general office equipment with standard building electrical capacities, including electricity required to operate the HVAC system, is included in Base Rent (the cost of such electricity included in Base Rent is referred to herein as “Base Electricity Costs”).  Without in any way limiting the scope or application of paragraphs 3.4.8 and 3.5.3, Landlord may require that any electrical usage over and above that which is normal for general office use of the Premises, including but not limited to supplemental HVAC and/or high capacity copying machines, be submetered for actual use and charged to Tenant as Additional Rent.  The cost of the submeter and the installation of same shall be paid by Tenant.  With the exception of water, sewer, electricity and HVAC, Tenant shall contract directly and pay for all utilities used on or from the Premises, including any Telecommunication Services.  Notwithstanding anything to the contrary contained herein, the costs of all utility services (other than Base Electricity Costs) used on or from the Premises which are not separately metered to the Premises and paid directly by the Tenant shall be included in Operating Costs.

3.5.2                        Landlord shall in no case be liable or in any way be responsible for damages or loss to Tenant arising from the failure of, diminution of or interruption in electrical power, natural gas, fuel, Telecommunication Services, sewer, water, or garbage collection services, other utility service or building service of any kind to the Premises, unless such interruption in, deprivation of or reduction of any such service was caused by the gross negligence or willful misconduct of Landlord, its agents or contractors or by a failure in facilities, equipment or systems in the Landlord’s ownership.  To the extent that Landlord bears any responsibility for any such interruption, deprivation or reduction in utility or building services to the Premises and such interruption, deprivation or reduction continues for more than (a) five (5) consecutive Business Days after the date on which Tenant delivers notice thereof to Landlord and such interruption, deprivation or reduction renders any portion of the Premises unusable for the normal conduct of Tenant’s business, and if Tenant does not in fact use or occupy such portion of the Premises, then all Base Rent and Additional Rent payable hereunder with respect to such portion of the Premises which Tenant does not occupy shall be abated retroactively to the first Business Day of such interruption, deprivation or reduction and such abatement shall continue until the date such interruption, deprivation or reduction which is Landlord’s responsibility is not causing Tenant to be deprived of all reasonable use of the Premises or the applicable portion thereof, and (b) ninety (90) consecutive calendar days after the date on which Tenant delivers notice thereof to Landlord and such interruption, deprivation or reduction renders the entire Premises unusable for the normal conduct of Tenant’s business, and if Tenant does not in fact use or occupy the Premises, then Tenant shall have the right to terminate this Lease upon not less than thirty (30) days advance notice to Landlord (provided that if such utility or building service is restored within such thirty (30) day period, such termination shall be null and void).  The foregoing abatement and right of termination shall be Tenant’s sole remedies against Landlord for any such interruption.  Except in the case of an emergency, the Landlord will give Tenant at least five (5) Business Days prior notice if Landlord intends to interrupt any services required to be furnished by Landlord hereunder.

3.5.3                        HVAC service shall be provided to the Premises by Landlord Monday through Friday (excluding holidays) from 8:00 a.m. to 6:00 p.m. and Saturdays (excluding holidays) from 9:00 a.m. to 1:00 p.m. (all of the foregoing hereinafter collectively “Normal Business Hours”), at such temperatures and in such amounts as customarily and seasonally provided to tenants occupying comparable space in first-class office buildings in the Reston, Virginia area.  If Tenant shall require after-hours HVAC, Tenant may request such service by notifying Landlord’s Manager not later than 12:00 noon on the day on which such after-hours service shall be needed, and not later than 12:00 noon on the Friday preceding any weekend for which such after-hours service shall be needed reasonably estimating the number of hours required for such after-hours service.  Subject to all other terms and conditions hereof, if Tenant timely requests after hours HVAC service, Landlord shall provide such services.  Tenant shall pay for such additional HVAC service at Landlord’s hourly rate in effect from time to time and shall pay all charges therefor within twenty (20) days of the date of any invoice received from Landlord.  Such charges shall be deemed Additional Rent under the Lease.

3.6                                 Holdover.  Tenant is not authorized to hold over beyond the expiration or earlier termination of the Lease Term.  If Landlord consents to a holdover and no other agreement is reached between Tenant and Landlord concerning the duration and terms of the holdover, Tenant’s holdover shall be a month-to-month tenancy.  During such tenancy, Tenant shall pay to Landlord one hundred fifty percent (150%) of the rate of Base Rent in effect on the expiration or termination of the Lease Term plus all Additional Rent and other sums payable under this Lease, and shall be bound by all of the other covenants and conditions specified in this Lease, so far as applicable.  If the Landlord does not consent to the Tenant’s remaining in possession, Landlord shall have all the rights and remedies provided for by law and this Lease, including the right to recover consequential damages suffered by Landlord in the event of Tenant’s wrongful refusal to relinquish possession of the Premises.  The Base Rent applicable for the period that Tenant wrongfully remains in possession shall be increased to one hundred fifty percent (150%) of the rate of Base Rent in effect on the expiration or termination of the Lease Term for the first sixty (60) days of such holdover and thereafter to twice the rate of Base Rent in effect on the expiration or termination of the Lease Term.  Notwithstanding the foregoing, Landlord waives the right to recover consequential damages suffered by Landlord in the event of Tenant’s wrongful refusal to relinquish possession of the Premises at the expiration or earlier termination of the Lease Term unless such holdover exceeds sixty (60) days.  If any holdover does exceed sixty (60) days, Landlord shall have the right to recover consequential damages, whether such damages arose before or after the sixtieth (60th) day of such holdover.  The preceding provisions shall not be construed as consent for Tenant to hold over after the expiration or earlier termination of the Lease Term.

3.7                                 Late Charge:  If Tenant fails to make any payment of Base Rent, Additional Rent or other amount within three (3) days of the date when due under this Lease, a late charge is immediately due and payable by Tenant equal to five percent (5%) of the amount of any such payment.  Landlord and Tenant agree that this charge compensates Landlord for the administrative costs caused by the delinquency.  The parties agree that Landlord’s damage would be difficult to compute and the amount stated in this paragraph represents a reasonable estimate of such damage.  Assessment or payment of the late charge contemplated in this paragraph shall not excuse or cure any Event of Default or breach by Tenant under this Lease or impair any other right or remedy provided under this Lease or under law.  Notwithstanding anything to the contrary contained in this Section 3.7. Landlord shall waive the late charge which would otherwise be imposed for Tenant’s failure to timely pay any Base Rent or Additional Rent for the first such failure in each Year as long as such failure does not continue for more than ten (10) days.

3.8                                 Default Rate.  Any Base Rent, Additional Rent or other sum payable under this Lease which is not paid within three (3) days of the date when due shall bear interest retroactively to the date such payment was due at a rate equal to the lesser of: (a) the published prime or reference rate of Riggs Bank NA or such other national banking institution designated by Landlord if such bank ceases to publish such rate (the “Prime Rate”), then in effect, plus two (2) percentage points, or (b) the maximum rate of interest per annum permitted by applicable law (the “Default Rate”), but the payment of such interest shall not excuse or cure any Event of Default or breach by Tenant under this Lease or impair any other right or remedy provided under this Lease or under law.

SECTION 4: MANAGEMENT AND LEASING PROVISIONS

4.1                                 Maintenance and Repair by Landlord.

4.1.1                        Subject to the paragraphs captioned “Damage or Destruction” and “Condemnation”, Landlord shall at all times maintain the public and common areas and facilities of the Building in reasonably good order and condition, subject to reasonable wear and tear, and in compliance with Governmental Requirements.  Landlord also shall at all times maintain the roof, foundations, structural walls and other structural elements of the Building, and all base building mechanical, plumbing, electrical and life safety systems in reasonably good order and condition and in compliance with Governmental Requirements.  Landlord shall make such repairs thereto as become necessary after obtaining actual knowledge of the need for such repairs.  Except as otherwise expressly provided in Section 3 or Section 4.21 of this Lease, all maintenance and repair costs shall be included in Operating Costs, except for damage occasioned by the act or omission of Tenant or Tenant’s Agents which shall be paid for entirely by Tenant upon demand by Landlord.  In the event any or all of the Building becomes in need of maintenance or repair which Landlord is required to make under this Lease, upon its discovery thereof Tenant shall promptly give written notice to Landlord, and any failure to report such condition to Landlord shall excuse any delay by Landlord in commencing and completing such maintenance or repairs.

4.1.2                        Landlord shall not be liable by reason of any injury to or interference with Tenant’s business arising from the making of any repairs, alterations, additions or improvements in or to the Premises or the Building or to any appurtenances or equipment therein unless due to the gross negligence or willful misconduct of Landlord or Landlord’s Agents.  There shall be no abatement of rent because of such repairs, alterations, additions or improvements.

4.2                                 Maintenance and Repair by Tenant.

4.2.1                        Except as is expressly set forth as Landlord’s responsibility pursuant to the paragraph captioned “Maintenance and Repair by Landlord.”  Tenant shall at Tenant’s sole cost and expense keep, clean and maintain the Premises and the Furniture in good condition and repair, including interior painting, cleaning of the interior side of all exterior glass, plumbing and utility fixtures and installations, carpets and floor coverings, all interior wall surfaces and coverings (including tile and paneling), window replacement, exterior and interior doors, roof penetrations and membranes in connection with any Tenant installations on the roof, light bulb replacement and reasonable interior preventative maintenance.  If, after no less than ten (10) days written notice from Landlord setting forth in detail any alleged deficiencies in Tenant’s performance under this paragraph (or immediately and without notice in the case of an emergency), Tenant continues in its failure to maintain or repair the Premises and the Furniture in accordance with this paragraph, then Landlord may, but shall not be required to, enter the Premises upon two (2) Business Days prior written notice to Tenant (or immediately without any notice in the case of an emergency) to perform such maintenance or repair at Tenant’s sole cost and expense.  Tenant shall pay to Landlord the actual and documented cost of such maintenance or repair plus a ten percent (10%) administration fee within ten (10) Business Days of written demand from Landlord.

4.2.2                        Without limiting the generality of paragraph 4.2.1 hereof, Tenant shall be responsible at Tenant’s sole cost and expense for the maintenance, repair and/or replacement of any special heating, ventilating, air conditioning, plumbing, electrical or other systems and fixtures installed solely to service the Premises, whether installed or paid for by Landlord or Tenant.

4.3                                 Common Areas/Security.

4.3.1                        The common areas of the Building shall be subject to Landlord’s sole management and control.  Without limiting the generality of the immediately preceding sentence, Landlord reserves the exclusive right as it deems necessary or desirable to install, construct, remove, maintain and operate lighting systems, facilities, improvements, equipment, Telecommunication Facilities and signs on, in or to all parts of the common areas; change the number, size, height, layout, or locations of walks, driveways and truckways or parking areas now or later forming a part of the Land or Building; make alterations or additions to the Building or common area; close temporarily all or any portion of the common areas to make repairs, changes or to avoid public dedication, provided Tenant is given at least seven (7) days prior written notice, except in the case of an emergency; grant easements to which the Land will be subject; replat, subdivide, or make other changes to the Land; place or relocate or cause to be placed or located utility lines and Telecommunication Facilities through, over or under the Land and Building; and use or permit the use of all or any portion of the roof of the Building.  Landlord reserves the right to relocate parking areas and driveways (if any) and to build additional improvements in the common areas.  In exercising its rights under this paragraph 4.3.1, Landlord shall not materially, adversely affect Tenant’s access to and use and of the Premises.

4.3.2                        Landlord has no duty or obligation to provide any security services in, on or around the Premises, Land or Building, and Tenant recognizes that security services, if any, provided by Landlord will be for the sole benefit of Landlord and the protection of Landlord’s property and under no circumstances shall Landlord be responsible for, and Tenant waives any rights with respect to, Landlord providing security or other protection for Tenant or Tenant’s Agents or property in, on or about the Premises, Land or Building.  Subject to Landlord’s prior approval, Tenant may, at its sole cost and expense, install, establish and maintain security services within the Premises; provided that, such security services (including any apparatus, facilities, equipment or people utilized in connection with the provision of such security services) comply with the Governmental Requirements and shall not cause the Building to be out of compliance with the Governmental Requirements.  Notwithstanding the foregoing, any such security services installed, established or maintained by Tenant must not affect or impact any portion of the Building or the Land other than the Premises and shall not in any way materially limit or interfere with

Landlord’s ability to exercise its rights as provided in the paragraph captioned “Access”.  Tenant’s rights under this subparagraph are subject to all the obligations, limitations and requirements as set forth in the paragraphs captioned “Tenant Alterations” and “Tenant’s Work Performance”.

4.4                                 Tenant Alterations.  Tenant shall not make any alterations, additions or improvements in or to the Premises, or make changes to locks on doors, or add, disturb or in any way change any floor covering, wall covering, fixtures, plumbing, wiring or Telecommunication Facilities (individually and collectively “Tenant Alterations”), without first obtaining the consent of Landlord, which consent shall not be unreasonably withheld or delayed provided such alterations, additions or improvements are entirely within the Premises and do not impact any structural components of the Building or any building systems.  Notwithstanding the foregoing, Tenant may make interior non-structural Alterations which do not affect any of the Building’s mechanical, HVAC, electrical, plumbing or other systems without the consent of the Landlord provided that the aggregate cost of such Alterations does not exceed Twenty Thousand Dollars ($20,000.00) (“Permitted Alterations”) in any period of twelve (12) consecutive calendar months.  Tenant shall deliver to Landlord full and complete plans and specifications for any proposed Tenant Alterations (including Permitted Alterations).  If Tenant’s plans and specifications are submitted to Landlord with a notice expressly stating that Landlord’s failure to disapprove such plans and specifications within ten (10) Business Days after Landlord’s receipt thereof and Landlord fails to disapprove the same within such ten (10) Business Day period, such plans and specifications shall be deemed approved.  If consent by Landlord is given or deemed given, all such work shall be performed at Tenant’s expense by Landlord or by Tenant at Landlord’s election.  Tenant shall pay to Landlord, within ten (10) Business Days of receipt of an invoice from Landlord all reasonable costs incurred by Landlord for any architecture, engineering, supervisory and/or legal services in connection with any Tenant Alterations, including, without limitation, Landlord’s review of the plans and specifications.  Without limiting the generality of the foregoing, Landlord may require Tenant (if Landlord has elected to require Tenant to perform the Tenant Alterations), at Tenant’s sole cost and expense, to obtain and provide Landlord with proof of insurance coverage and a payment and performance bond, in forms, amounts and by companies reasonably acceptable to Landlord.  Should Tenant make any alterations without Landlord’s prior written consent, or without satisfaction of any conditions established by Landlord, Landlord shall have the right, in addition to and without limitation of any right or remedy Landlord may have under this Lease, at law or in equity, to require Tenant to remove some or all of Tenant Alterations, or at Landlord’s election, Landlord may remove such Tenant Alterations and restore the Premises at Tenant’s expense.  Nothing contained in this paragraph or the paragraph captioned “Tenant’s Work Performance” shall be deemed a waiver of the provisions of the paragraph captioned “Mechanic’s Liens”.  Notwithstanding anything to the contrary contained herein, the terms of this paragraph 4.4 shall not apply to the Tenant improvements.

4.5                                 Tenant’s Work Performance.  If Landlord elects to require Tenant to perform the Tenant Alterations; Landlord may, in its absolute discretion, require that Tenant provide a payment and performance bond to cover the entire work to be performed, which bond must be in form, amount and by a company reasonably acceptable to Landlord.  Any Tenant Alterations to be performed under this paragraph shall be performed by contractors employed by Tenant under one or more construction contracts, in form and content approved in advance in writing by Landlord.  Approval shall be subject to Landlord’s discretion and shall include a requirement that the prime contractor and the respective subcontractors of any tier performing the Tenant Alterations: (a) be parties to, and bound by, a collective bargaining agreement with a labor organization affiliated with the Building and Construction Trades Council of the AFL-CIO applicable to the geographic area in which the Building is located and to the trade or trades in which the work under the contract is to be performed and (b) employ only members of such labor organizations to perform work within their respective jurisdictions (the foregoing clauses (a) and (b) are collectively, the “Union Requirements”).  Notwithstanding anything to the contrary contained herein, in the event that Tenant is unable to locate union contractors and/or subcontractors in compliance with the foregoing, despite diligent efforts to do so, Tenant shall notify Landlord (which notification shall be accompanied with a disclosure by Tenant of the contractor or subcontractor, as applicable, which Tenant intends to use in lieu of a union contractor or subcontractor) and Landlord shall thereafter have a period of ten (10) Business Days in which to identify a union contractor or subcontractor to perform such work.  In the event Landlord is able to identify a union contactor or subcontractor for such work, the union requirement set forth above shall remain intact and Tenant shall be obligated to utilize a union contractor or subcontractor, as applicable (although Tenant shall not be obligated to utilize that contractor or subcontractor identified by Landlord).  In the event Landlord is not able, within such ten (10) Business

Day period, to identify a union contractor or subcontractor (or fails to respond to Tenant within such ten (10) Business Day period), the Union Requirements shall be waived in respect of that particular work for which a union contractor or subcontractor is unavailable (but shall remain as to all other work hereunder).  Tenant’s contractors, workers and suppliers performing Alterations (including Permitted Alterations) shall work in harmony with and not interfere with workers or contractors of Landlord or other tenants of Landlord.  If Tenant’s contractors, workers or suppliers do, in the reasonable opinion of Landlord, cause such disharmony or interference, Landlord’s consent to the continuation of such work may be withdrawn upon written notice to Tenant.  All Tenant Alterations shall be (1) completed in accordance with the plans and specifications approved by Landlord; (2) completed in accordance with all Governmental Requirements; (3) carried out promptly in a good and workmanlike manner; (4) of all new materials; and (5) free of defect in materials and workmanship.  In the event that Tenant performs any Permitted Alterations, the same also shall be performed solely by contractors which satisfy the Union Requirements.  Tenant shall pay for all damage to the Premises, Building and Land caused by Tenant or Tenant’s Agents.  Tenant shall indemnify, defend and hold harmless Landlord and Landlord’s Agents from any Claims arising as a result of any Tenant Alterations (including Permitted Alterations) or any defect in design; material or workmanship of any such Tenant Alterations (including Permitted Alterations).

4.6                                 Surrender of Possession.  Tenant shall, at the expiration or earlier termination of this Lease, surrender and deliver the Premises to Landlord in as good condition as when received by Tenant from Landlord or as later improved, reasonable use and wear excepted, and free from all tenancies or occupancies by any person claiming directly or indirectly through Tenant.

4.7                                 Removal of Property.  Unless otherwise agreed to in writing by Landlord, Tenant agrees that there are and shall be no trade fixtures in the Premises owned by Tenant.  Upon expiration or earlier termination of this Lease, Tenant may remove its personal property, Telecommunication Facilities (excluding wiring and cabling unless otherwise approved by Landlord in writing), office supplies and office furniture and equipment if (a) such items are readily moveable and are not attached to the Premises; (b) such removal is completed prior to the expiration or earlier termination of this Lease; (c) no Event of Default exists at the time of such removal; and (d) Tenant immediately repairs all damage caused by or resulting from such removal.  All other property in the Premises and any Tenant Alterations (including, wall-to-wall carpeting, paneling, wall covering, lighting fixtures and apparatus or Telecommunication Facilities or any other article affixed to the floor, walls, ceiling or any other part of the Premises or Building) shall become the property of Landlord and shall remain upon and be surrendered with the Premises; provided, however, at Landlord’s sole election, Tenant shall be obligated, at its sole cost and expense, to remove all (or such portion as Landlord shall designate) of the Tenant Alterations (including Telecommunication Facilities, including without limitation wiring and cabling), repair any damages resulting from such removal and return the Premises to the same condition as existed prior to such Tenant Alterations.  Notwithstanding the foregoing, if Tenant’s submission of its plans and specifications to Landlord for approval of any Tenant Alterations requiring Landlord’s approval is accompanied by a written request that Landlord identify any Tenant Alterations that Landlord may require Tenant to remove upon the expiration or earlier termination of this Lease, Landlord shall identify such Tenant Alterations (if any) by notice to Tenant given at the time of Landlord’s approval of such Tenant Alterations.  Tenant waives all rights to any payment or compensation for such Tenant Alterations (including Telecommunication Facilities).  If Tenant shall fail to remove any of its property from the Premises.  Building or Land at the expiration or earlier termination of this Lease or when Landlord has the right of re-entry, Landlord may, at its option, remove and store such property at Tenant’s expense without liability for loss of or damage to such property, such storage to be for the account and at the expense of Tenant.  Tenant shall pay all actual and documented costs incurred by Landlord within five (5) Business Days after demand for such payment.  If Tenant fails to pay the cost of storing any such property, Landlord may, at its option, after it has been stored for a period of twenty (20) Business Days or more, sell or permit to be sold, any or all such property at public or private sale (and Landlord may become a purchaser at such sale).  In such manner and at such times and places as Landlord in its sole discretion may deem proper, without notice to Tenant, and Landlord shall apply the proceeds of such sale: first, to the cost and expense of such sale, including reasonable attorney’s fees actually incurred; second, to the payment of the actual and documented costs or charges for storing any such property; third, to the payment of any other sums of money which may then be or later become due Landlord from Tenant under this Lease; and, fourth, the balance, if any, to Tenant.

4.8                                 Access.  Tenant shall permit Landlord and Landlord’s Agents, subject to Tenant’s reasonable security procedures, to enter into the Premises at any time on at least two (2) Business Days’ notice (except in case of emergency in which case no notice shall be required), for the purpose of inspecting the same or for the purpose of repairing, altering or improving the Premises or the Building.  Nothing contained in this paragraph shall be deemed to impose any obligation upon Landlord not expressly stated elsewhere in this Lease.  When reasonably necessary, Landlord may, upon two (2) Business Days’ prior notice, temporarily close Building or Land entrances,  Building doors or other facilities, without liability to Tenant by reason of such closure and without such action by Landlord being construed as an eviction of Tenant or as relieving Tenant from the duty of observing or performing any of the provisions of this Lease, provided that Tenant and its employees, agents, invitees, and guests are provided with reasonable alternative access to the Land and/or Building. In the event that such reasonable alternative access is not so provided, Tenant shall receive an abatement of all Base Rent, Additional Rent and any other sums due under this Lease until such reasonable alternative access is provided by Landlord.  Landlord shall have the right to enter the Premises at any time during the last nine (9)  months of the Lease Term for the purpose of showing the Premises to prospective tenants, subject to Tenant’s reasonable security procedures.  Tenant shall give written notice to Landlord at least twenty (20)  Business Days prior to vacating the Premises and shall arrange to meet with Landlord for a joint inspection of the Premises prior to vacating.  In the event of Tenant’s failure to give such notice or arrange such joint inspection, Landlord’s inspection at or after Tenant’s vacating the Premises shall be conclusively deemed correct for purposes of determining Tenant’s responsibility for repairs and restoration.  Landlord shall not be liable for the consequences of admitting by passkey, or refusing to admit to the Premises.  Tenant or any of Tenant’s Agents, or other persons claiming the right of admittance.

4.9                                 Damage or Destruction.

4.9.1                        If the Premises are damaged by fire, earthquake or other casualty, Tenant shall give immediate written notice (the “Casualty Notice”) thereof to Landlord.  Within sixty (60) days after Landlord’s receipt of such Casualty Notice, Landlord shall make a determination, in its sole judgment, whether the damage can be repaired in accordance with the then-existing Governmental Requirements within one hundred-eighty (180) Business Days after Landlord’s receipt of the Casualty Notice, and Landlord shall so notify Tenant of such determination.  If Landlord’s determination is that the Premises cannot be restored in such time period, then either party, for a period of ten (10) Business Days thereafter shall have the right to terminate this Lease by notice to the other, as of the date specified in such notice, which termination date shall be no later than thirty (30) days after the date of such notice.  Landlord also shall have the right to terminate this Lease by notice to Tenant if, in Landlord’s estimation, there are or will be insufficient insurance proceeds available to repair such damage.  If this Lease is not terminated as aforesaid, then Landlord shall proceed with reasonable diligence to restore the Premises to substantially the condition which existed prior to the damage and this Lease shall continue.  If Landlord restores the Premises under this paragraph, then Landlord shall use commercially reasonable efforts to proceed toward completion of the restoration and (1) the Lease Term shall be extended for the time required to complete such restoration, (2) Tenant shall pay to Landlord, upon demand.  Tenant’s Pro Rata Share of any applicable deductible amount specified under Landlord’s insurance and (3) notwithstanding anything to the contrary contained herein, Landlord shall not be required to repair or restore Tenant improvements.  Tenant Alterations (including Telecommunication Facilities), the Furniture, or any or all furniture, fixtures, equipment, inventory, improvements or other property which was in or about the Premises at the time of the damage and was not owned by Landlord.  In the case of damage to the Premises not caused by the negligence or other tortuous acts of the Tenant which is of a nature or extent that (a) such damage materially interferes Tenant’s use of a portion (but not all) of the Premises (such portion being referred to herein as the “Materially Affected Premises”), Base Rent and Additional Rent otherwise payable hereunder shall be abated by the percentage that the rentable area of the Materially Affected Premises bears to the total rentable area of the Premises, for the period beginning on the date of such casualty and ending on the earlier of (i) the date that Landlord has substantially completed its repairs to the Materially Affected Premises and (ii) the date that Tenant uses any portion of the Materially Affected Premises for the conduct of its business, and (b) it is impracticable for the Tenant to carry on its business in the Premises, all Base Rent and Additional Rent otherwise payable hereunder shall be abated for the period beginning on the date of such casualty and ending on the earlier of (i) the date that Landlord has substantially completed its repairs to the Premises and (ii) the date that Tenant uses any portion of the Premises for the conduct of its business.  Except for the abatement of rent if and to the extent provided herein, Tenant agrees to look to the provider of Tenant’s insurance for coverage for the loss of Tenant’s use of the Premises and the Furniture and any other related losses or damages incurred by Tenant during any reconstruction period.  The validity and effect of this Lease shall not be impaired in any way by the failure of Landlord to complete repairs and restoration of the Premises or the Building within one hundred-eighty (180) Business Days after Landlord’s receipt of the Casualty Notice, even if Landlord had in good faith notified Tenant that the repair and restoration could be completed within such period, provided that Landlord proceeds diligently with such repair and restoration.

4.9.2                        If the Building is damaged by fire, earthquake or other casualty and more than fifty percent (50%) of the Building is rendered untenantable, without regard to whether the Premises are affected by such damage, Landlord may in its absolute discretion and without limiting any other options available to Landlord under this Lease or otherwise, elect to terminate this Lease by notice in writing to Tenant within forty (40) Business Days after the occurrence of such damage if Landlord is also terminating the leases of other tenants in the Building who are similarly situated to Tenant. Such notice shall effective twenty (20) Business Days after receipt by Tenant unless a later date is set forth in Landlord’s notice.

4.9.3                        Notwithstanding anything contained in this Lease to the contrary, if there is damage to the Premises or Building and the holder of any indebtedness secured by a mortgage or deed of trust covering any such property requires that the insurance proceeds be applied to such indebtedness or if the insurance proceeds are otherwise inadequate to complete the repair of the damages to the Premises, the Building or both, then Landlord shall have the right to terminate this Lease by delivering written notice of termination to Tenant within fifteen (15) Business Days after Landlord is notified of such requirement.

4.9.4                        Notwithstanding the foregoing, if the Premises or the Building are wholly or partially damaged or destroyed within the final two (2) years of the Lease Term to such an extent that the cost of restoration would exceed fifty percent (50%) of the replacement cost of the Premises and/or the Building in its or their entirely at the time such damage or destruction occurs. Landlord may, at its option, elect to terminate this Lease upon written notice to Tenant within thirty (30) days following such damage or destruction.  Further, notwithstanding  the foregoing, if the Premises are wholly or partially damaged or destroyed within the final two (2) years of the Lease Term to such an extent that the cost of restoration would exceed fifty percent (50%) of the replacement cost of the Premises in its entirety at the time such damage or destruction occurs, then Tenant also may terminate this Lease upon written notice to Landlord within thirty (30) days following such damage or destruction.

4.10                           Condemnation.  If all of the Premises, or such portions of the Building as may be required for the Tenant’s reasonable use of the Premises, are taken by eminent domain or by conveyance in lieu thereof, this Lease shall automatically terminate as of the date the physical taking occurs, and all Base Rent, Additional Rent and other sums payable under this Lease shall be paid to that date.  In case of taking of a part of the Premises or a portion of the Building not required for the Tenant’s reasonable use of the Premises, then this Lease shall continue in full force and effect and the Base Rent shall be equitably reduced based on the proportion by which the floor area of the Premises is reduced, such reduction in Base Rent to be effective as of the date the physical taking occurs.  Additional Rent and all other sums payable under this Lease shall not be abated but Tenant’s Pro Rata Share may be redetermined as equitable under the circumstances.  Landlord reserves all rights to damages or awards for any taking by eminent domain relating to the Premises, Building, Land and the unexpired term of this Lease.  Tenant assigns to Landlord any right Tenant may have to such damages or award and Tenant shall make no claim against Landlord for damages for termination of its leasehold interest or interference with Tenant’s business.  Tenant shall have the right, however, to claim and recover from the condemning authority compensation for any loss to which Tenant may be entitled for Tenant’s moving expenses or other relocation costs; provided that, such expenses or costs may be claimed only if they are awarded separately in the eminent domain proceedings and not as a part of the damages recoverable by Landlord.

4.11                           Parking.

4.11.1                  Landlord hereby grants to Tenant, free of charge, the right to five (5) designated parking spaces in the garage (the “Garage”) serving the Building for use by Tenant’s employees (collectively, the “Designated Parking Spaces”).  The Designated Parking Spaces initially shall be located as shown on the plan annexed hereto as Exhibit I, provided, however, Landlord reserves the right in its discretion to relocate such Designated Parking Spaces from time to time upon not less than ten (10) Business Days notice to Tenant.  Upon Tenant’s written request, Landlord shall cause to be made available up to ten (10) additional designated parking spaces in the Garage for Tenant’s use at a cost of up to Thirty Dollars

($30.00) per month per parking space during the initial Lease Term expiring on February 28, 2013, which sum shall be payable monthly in advance on or before the first day of each month.  Upon such designation, such additional parking spaces shall be included in the definition of Designated Parking Spaces.  Landlord reserves the right to adjust such monthly parking fees to a market rate for any period that the Lease Term may be extended after February 28, 2013.

4.11.2                  The landlord shall designate an area of the surface parking lot on the Land for use as “visitor parking”, which are may be changed from time to time as Landlord determines in its reasonable discretion.

4.11.3                  Landlord hereby grants to Tenant the nonexclusive privilege to use, on a first-come-first-served basis and in common with other tenants, that number of parking spaces on the Land determined by subtracting the number of Designated Spaces in effect from time to time from the number of parking space allocated to Tenant in the definition of the Parking Ratio.  Notwithstanding the foregoing, Tenant’s nonexclusive privilege to use such parking spaces on the Land in common with other tenants shall be limited to those areas reasonably designated by Landlord and shall be subject to the reasonable rules and regulations relating to parking adopted by Landlord from time to time and promptly provided to Tenant.  Landlord shall have the right to grant designated, reserved parking stalls to other tenants in the Building.  In no event shall the number of parking stalls used by Tenant and Tenant’s Agents (including the Designated Parking Spaces and parking spaces in the area designated as visitor parking) exceed the number of stalls allocated to Tenant in the definition of the Parking Ratio, provided, however, that nothing in this sentence shall be deemed to alter the first-come-first-served basis of parking (other than the Designated Parking Spaces) as provided in this paragraph 4.11.  Landlord shall have no obligation whatsoever to monitor or police the use of the parking or other common areas. Tenant’s parking privileges provided pursuant to this paragraph 4.11.3 shall be free of additional charge during the period beginning on the Commencement Date and ending on February 28, 2013. Landlord reserves the right to charge a fee for such parking privileges for any period that the Lease Term may be extended after February 28, 2013.

4.11.4                  With the exception of the temporary closure all or any portion of the parking areas for purposes of repairing, maintaining, constructing or replacing any portion of the parking area, any other common areas, the Garage and/or the Building or due to emergency circumstances, Landlord shall not voluntarily taken any action without the consent of Tenant (which consent shall not be unreasonably withheld, conditioned or delayed) which would cause the number of parking spaces on the Land to be less than that required by the parking Ratio.  If Landlord does take any voluntarily action which would cause the number of parking spaces on the land to be less than the required by the parking Ratio. Landlord shall exercise commercially reasonable efforts to provide reasonable alternative parking.  In the event of the temporary of permanent loss of any parking spaces on the Land due to casualty, condemnation or any other cause beyond Landlord’s control, the Parking Ratio automatically shall be deemed amended to reflect the actual number of remaining parking spaces on the Land, provided that if such loss is temporary the Parking Ratio shall be restored to the number in effect immediately prior to such loss as soon as such parking spaces are again available.  In the case of a temporary loss, to the extent within Landlord’s control, Landlord shall exercise reasonable and diligent efforts to restore such parking spaces as quickly as reasonably possible.

4.12                           Indemnification.

4.12.1                  Tenant shall indemnify, defend and hold harmless Landlord and Landlord’s Agents from and against any and all Claims, arising out of (a) the possession, use or occupancy of the Premises or the business conducted in the Premises, unless and to the extent caused by the gross negligence or wishful misconduct of the Landlord, (b) any act, admission or negligence of Tenant or Tenant’s Agents, or (c) any breach or default under this Lease by Tenant.

4.12.2                  Except as specified in the next sentence, neither Landlord nor Landlord’s Agents shall, to the extent permitted by law, have any liability to Tenant, or to Tenant’s Agents, for (1) any Claims arising out of any cause whatsoever, including repair to any portion of the Premises; (2) Interruption in or interference with the use of the Premises or any equipment therein; (3) any accident or damage resulting from any use or operation by Landlord, Tenant or any person or entity of heating, cooling, electrical, sewerage or plumbing equipment or apparatus or Telecommunication Facilities; (4) termination of this Lease by reason of damage to the Premises or Building ; (5) fire, robbery, theft, vandalism, mysterious disappearance or a casualty of any kind or nature; (6) actions of any other tenant of the Building or of any other person or entity; (7) Inability of furnish any service required of Landlord as specified in this Lease; or

(8) leakage in any part of the Premises or the Building form rain, ice or from drains, pipes or plumbing fixtures in the Premises or the Building.  Landlord shall be responsible, and shall indemnify and hold Tenant harmless, only for Claims arising solely out of the gross negligence or willful misconduct of Landlord in failing to repair or maintain the Building as required by this Lease after notice by Tenant as required by the paragraph captioned “Maintenance and Repair by Landlord”; but in no event shall Landlord’s responsibility extend to any interruption to Tenant’s business or any indirect or consequential losses suffered by Tenant to Tenant’s Agents or extend beyond Landlord’s responsibility as set forth in the paragraph entitled “Utilities” when that paragraph is applicable.  Landlord also shall indemnify, defend and hold Tenant harmless from and against any and all Claims arising out of Landlord’s gross negligence in connection with Landlord’s management, ownership or control of the Building.  The obligations of this paragraph shall be subject to the paragraph captioned “Waiver of Subrogation”.

4.13                           Tenant Insurance.

4.13.1                  Tenant shall, throughout the Lease Term, at its own expense, keep and maintain in full force and effect the following policies, each of which shall be endorsed as needed to provide that the insurance afforded by these policies is primary and that all insurance carried by Landlord is strictly excess and secondary and shall not contribute with Tenant’s liability insurance:

(a)                                  A policy of commercial general liability insurance, including a contractual liability endorsement covering Tenant’s obligations under the paragraph captioned “Indemnification”, insuring against claims of bodily injury and death or property damage or loss with a combined single limit at the Commencement Date of this Lease of not less than Two Million Dollars ($2,000,000.00), which limit shall be reasonably increased during the Lease Term at Landlord’s request to reflect both increases in liability exposure arising from inflation as well as from changing use of the Premises or changing legal liability standards, which policy shall be payable on an “occurrence” rather than a “claims made” basis, and which policy names Landlord and Manager and, at Landlord’s request Landlord’s mortgage Lender(s) or investment advisors, as additional insureds;

(b)                                 A policy of extended property insurance (which is commonly called “all risk”) covering Tenant Improvements, Tenant Alterations (including Telecommunication Facilities), the Furniture, and any and all furniture, fixtures, equipment, inventory, improvements and other property in or about the Premises which in not owned by Landlord, for one hundred percent (100%) of the then current replacement cost of such property;

(c)                                  Business interruption insurance in an amount sufficient to cover costs, damages, lost income, expenses, Base Rent, Additional Rent and all other sums payable under this Lease, should any or all of the Premises not be usable for a period of up to twelve (12) months;

(d)                                 A policy of worker’s compensation insurance as required by applicable law and employer’s liability insurance with limits of no less than One Million Dollars ($1,000,000.00); and

(e)                                  A policy of comprehensive automobile liability insurance, including loading and unloading and covering owned no owned and hired vehicles, with limits of no less than One Million Dollars ($1,000,000.00) per occurrence.

4.13.2                  All insurance policies required under this paragraph shall be with companies reasonably approved by Landlord and each policy shall provide that it is not subject to cancellation, lapse or reduction in coverage except after thirty (30) days’ written notice to Landlord.  Tenant shall deliver to Landlord and, at Landlord’s request Landlord’s mortgage lender(s), prior to the Commencement Date and from time to time thereafter upon reasonable notice, certificates evidencing the existence and amounts of all such polices.

4.13.3                  If Tenant fails to acquire or maintain any insurance or provide any certificate required by this paragraph, Landlord may, but shall not be required to, obtain such insurance or certificates and the costs associated with obtaining such insurance or certificates shall be payable by Tenant to Landlord on demand.

4.14                           Landlord’s Insurance.  Landlord shall, throughout the Lease Term, Keep and maintain in full force and effect:

4.14.1                  A policy of commercial general liability insurance, insuring against claims of bodily injury and death or property damage or loss with a combined single limit at the Commencement Date of not less than Five Million Dollars ($5,000,000.00), which policy shall be payable on an “occurrence” rather than a “claims made” basis;

4.14.2                  A policy of extended property insurance (what is commonly called “all risk”) covering the Building and Landlord’s personal property, if any, located on the Land in the amount of one hundred percent (100%) of the then current replacement value of such property;

4.14.3                  A policy of worker’s compensation insurance as required by applicable law and employer’s liability insurance with limits of no less than One Million Dollars ($1,000,000.00); and

4.14.4                  Landlord may, but shall not be required to, maintain other types of insurance as Landlord deems appropriate, including but not limited to, property insurance coverage for earthquakes and floods in such amounts as Landlord deems appropriate.  Such policies may be “blanket” policies which cover other properties owned by Landlord.

4.15                           Waiver of Subrogation.  Notwithstanding anything in this Lease to the contrary, Landlord and Tenant hereby each waive and release the other from any and all Claims or any loss or damage that may occur to the Land, Building, Premises, or personal property located therein, by reason of fire or other casualty regardless of cause or origin, including the negligence or misconduct of Landlord, Tenant, Landlord’s Agents or Tenant’s Agents, but only to the extent of the insurance proceeds paid to such releasor under its policies of insurance or, if it fails to maintain the required policies, the insurance proceeds that would have been paid to such releasor if it had maintained such policies.  Each party to this Lease shall promptly give to its insurance company written notice of the mutual waivers contained in this subparagraph, and shall cause its insurance policies to be properly endorsed, if necessary, to prevent the invalidation of any insurance coverages by reason of the mutual waivers contained in this subparagraph.

4.16                           Assignment and Subletting by Tenant.

4.16.1                  Tenant shall not have the right to assign, transfer, mortgage or encumber this Lease in whole or in part, nor sublet the whole or any part of the Premises, nor allow the occupancy of all or any part of the Premises by another, without first obtaining Landlord’s written consent, which consent (except as provided in the next sentence) shall not be unreasonably withheld, conditioned or delayed.  During the period beginning on the Commencement Date and ending on the earlier of the date which is two (2) years after the Rent Commencement Date or the date that the Building is ninety-eight percent (98%) leased, Landlord shall have the right to withhold its consent to any proposed assignment or subletting for any reason or no reason, such consent to be in Landlord’s sole and absolute discretion.  Notwithstanding any permitted assignment or subletting.  Tenant shall at all times remain directly, primarily and fully responsible and liable for the payment of all sums payable under this Lease and for compliance with all of its other obligations as tenant under this Lease.  Landlord’s acceptance of Base Rent.  Additional Rent or any other sum from any assignee, sublessee, transferee, mortgagee or encumbrance holder shall not be deemed to be Landlord’s approval of any such conveyance.  Upon the occurrence of an Event of Default, if the Premises or any part of the Premises are then subject to an assignment or subletting, Landlord may, at its option, collect directly from such assignee or subtenant all rents becoming due to Tenant under such assignment or sublease and apply such rents against any sums due to Landlord from Tenant under this Lease.  No such collection shall be construed to constitute a novation or release of Tenant from the further performance of Tenant’s obligations under this Lease.  Landlord’s right of direct collection shall be in addition to and not in limitation of any other rights and remedies provided for in this Lease or at law.  Tenant makes an absolute assignment to Landlord of such assignments and subleases and any rent, lease security deposits and other sums payable under such assignments and subleases as collateral to secure the performance of the obligations of Tenant under this Lease.

4.16.2                  In the event Tenant desires to assign this Lease or to sublet all or any portion of the Premises, Tenant shall give written notice of such desire to Landlord setting forth the name of the proposed subtenant or assignee, the proposed term, the nature of the proposed subtenant’s or assignee’s business to be conducted on the Premises, the rental rate, and any other particulars of the proposed subletting or assignment that Landlord may reasonably request.  Without limiting the preceding sentence, Tenant shall also provide Landlord with: (a) such financial information as Landlord may request concerning the proposed subtenant or assignee, including recent financial statements certified as accurate and complete by a certified public accountant and by the president, managing partner or other appropriate officer of the proposed subtenant or assignee; (b) proof satisfactory to Landlord that the proposed subtenant or assignee will immediately occupy and thereafter use the entire Premises (or any sublet portion of the Premises) for the remainder of the Lease Term (or for the entire term of the sublease, if shorter) in compliance with the terms of this Lease; and (c) a copy of the proposed sublease or assignment.  Tenant shall pay to Landlord, upon Landlord’s demand therefor, Landlord’s reasonable attorneys’ fees and expenses incurred in the review of such documentation and in documenting

Landlord’s consent.  Receipt of such fees and expenses shall not obligate Landlord to approve the proposed assignment or sublease.

4.16.3                  In determining whether to grant or withhold consent to a proposed assignment or sublease, Landlord may consider, and weigh, any factor it deems relevant, in its sole and absolute discretion.

4.16.4                  Within fifteen (15) Business Days after Landlord’s receipt of all required information to be supplied by Tenant pursuant to this paragraph, Landlord shall notify Tenant of Landlord’s approval, disapproval or conditional approval of any proposed assignment or subletting or of Landlord’s election to recapture as described below.  If Tenant’s request for approval of any sublease or assignment is submitted to Landlord with a notice expressly stating that Landlord’s failure to disapprove such sublease or assignment within fifteen (15) Business Days after Landlord’s receipt thereof and Landlord fails to disapprove such transaction with such fifteen (15) Business Days period, such sublease or assignment shall be deemed approved, provided, however, Landlord shall have no obligation to respond and said fifteen (15) Business Day period shall not begin to run unless and until all required information has been submitted.  In the event Landlord approves of any proposed assignment or subletting, Tenant and the proposed assignee or sublessee shall execute and deliver to Landlord an assignment (or subletting) and assumption agreement in form and content satisfactory to Landlord.

4.16.5                  Any transfer, assignment or hypothecation of any of the stock or interest in Tenant, or the assets of Tenant, or any other transaction, merger, reorganization or event, however constituted which (a) results in fifty percent (50%), or more of such stock, interest or assets going into different ownership, or (b) is a subterfuge denying Landlord the benefits of this paragraph, shall be deemed to be an assignment within the meaning and provisions of this paragraph and shall be subject to the provisions of this paragraph. Notwithstanding the foregoing, (x) no consent of the Landlord shall be required in connection with an initial public offering of Tenant’s stock on a “national securities exchange” (as defined in the Securities and Exchange Act of 1934), and (y) after such initial public offering, no transfer of greater than fifty percent (50%) of any stock or interest of Tenant shall not be deemed to be an assignment within the meaning and provisions of this subparagraph 4.16.5 so long as Tenant remains a publicly traded corporation listed on a “national securities exchange”.

4.16.6                  If Landlord consents to any assignment or sublease and Tenant receives rent or any other consideration, either initially or over the term of the assignment or sublease, in excess of the Base Rent and Additional Rent (or, in the case of a sublease of a portion of the Premises, in excess of the Base Rent paid by Tenant on a square footage basis under this Lease), less all actual and documented third-party usual and customary brokerage fees, reasonable legal fees, reasonable architectural fees, advertising costs, concessions and construction costs paid by Tenant in connection with such assignment or sublease, Tenant shall pay to Landlord fifty percent (50%) of such excess.

4.16.7                  Landlord shall have the right to recapture the Premises or the applicable portion thereof (a Recapture) by giving written notice of such Recapture to Tenant within fifteen (15) Business Days after receipt of Tenant’s written request for Landlord’s consent to such proposed assignment or subletting.  Tenant shall have no right to retract its request for Landlord’s consent to assign or sublease once such request has been made.  If Landlord fails to give Tenant notice of Recapture within such fifteen (15) Business Day period, such right of Recapture shall be waived with respect to such proposed assignment or subletting but shall remain in effect for any subsequent proposed assignment or subletting.  Such Recapture shall terminate this Lease as to the applicable space effective on the prospective effective date of assignment or subletting, which shall be the last day of a calendar month and shall not be earlier than forty-five (45) Business Days after receipt of Tenant’s request hereunder.  If less than the entire Premises are recaptured, this Lease shall remain in full force and effect with respect to that remaining area not recaptured by Landlord.  In the event of a Recapture by Landlord, if this Lease shall be canceled with respect to less than the entire Premises, the Base Rent and Tenant’s Pro Rata Share shall be adjusted on the basis of the number of rentable square feet retained by Tenant in proportion to the number of rentable square feet contained in the original Premises, and this Lease as so amended shall continue thereafter in full force and effect, and upon request of either party, the parties shall execute written confirmation of same.  If Landlord recaptures only a portion of the Premises, it shall construct and erect at Landlord’s sole cost such partitions as may be required to sever the space to be retained by Tenant from the space recaptured by Landlord.  Tenant shall surrender that portion of the Premises recaptured by Landlord in accordance with the terms and conditions of this Lease.  Notwithstanding the first sentence of this subparagraph, Landlord shall have no right to Recapture the Premises or applicable portion thereof if:

(a) Tenant’s proposed assignment or sublet is to an Affiliate or wholly-owned subsidiary or is to a reorganized entity under which no change in ownership has occurred, or (b) Tenant’s proposed assignment or sublet together with any previous assignments and sublets encompass, in the aggregate, net rentable area equal to or less than twenty-five percent (25%) of the total net rentable area of Premises.

4.16.8                  Notwithstanding any contrary provision in the previous subparagraphs of this paragraph, Landlord’s consent shall not be required for any proposed assignment or subletting of the Premises where (a) the assignment or subletting is to an Affiliate or a reorganized entity under which no change of ownership has occurred, provided that Tenant has delivered to landlord satisfactory evidence of the foregoing at lease fifteen (15) Business Days prior to the effective date thereof, (b) the proposed assignee or subtenant has delivered to Landlord at least fifteen (15) Business Days prior to the effective date thereof satisfactory evidence of financial worth (less goodwill) equal to or greater than that of Tenant as of the execution date of this Lease, and (c) Tenant has satisfied the requirements of Section 4.16.2. hereof other than the payment of Landlord’s attorneys’ fees (which shall not be applicable to an assignment or sublease made pursuant to this Section 4.16.8).

4.17                           Assignment by Landlord.  Landlord shall have the right to transfer and assign, in whole or in part, its rights and obligations under the Lease and in any and all of the Land or Building.  If Landlord sells or transfers any or all of the Building, including the Premises, Landlord and Landlord’s Agents shall, upon consummation of such sale or transfer, be released automatically from any liability relating to obligations or covenants under this Lease to be performed or observed after the date of such transfer, and in such event, Tenant agrees to look solely to Landlord’s successor-in-interest with respect to such liability; provided that, as to the Lease Security Deposit and Prepaid Rent, Landlord shall not be released from liability therefor unless Landlord has delivered (by direct transfer or credit against the purchase price) the Lease Security Deposit or Prepaid Rent to its successor-in-interest.

4.18                           Estoppel Certificates and Financial Statements.  Tenant shall, from time to time, with in ten (10 Business Days of any written request by Landlord, execute, acknowledge and deliver to Landlord or its designee a written statement stating:  (a) the date this Lease was executed and the date it expires; (b) the date Tenant entered into occupancy of the Premises; (c) the amount of monthly Base Rent and Additional Rent and the date to which such Base Rent and Additional Rent have been paid; and (d) certifying that (1) this Lease is in full force and effect and has not been assigned, modified, supplemented or amended in any way (or specifying the date of the agreement so affecting this Lease); (2) Landlord is not in breach of this Lease (or, if so, a description of each such breach) and that no event omission or condition has occurred which would result, with the giving of notice or the passage of time, in a breach of this Lease by Landlord (or, if so, a description thereof); (3) this Lease represents the entire agreement between the parties with respect to the Premises; (4) whether all required contributions by Landlord to Tenant on account of Tenant improvements have been received; (5) on the date of execution; there exist no defenses or offsets which the Tenant has against the enforcement of this Lease by the Landlord (or, if so, specifying such defenses or offsets); (6) no Base Rent, Additional Rent or other sums payable under this Lease have been paid in advance except for Base Rent and Additional Rent for the then-current month; Lease have been paid in advance except for Base Rent and Additional Rent for the then-current month; (7) no security has been deposited with Landlord (or, if so, the amount of such security); (8) it is intended that any Tenant’s statement may be relied upon by a prospective purchaser or mortgagee of Landlord’s interest or an assignee of any such mortgagee; and (9) such other information as may be reasonably requested by Landlord.  Landlord shall not request such statements more than once in any twelve (12) month period, unless an Event of Default exists or such request is made in connection with a sale, financing or refinancing contemplated by Landlord.  If Tenant fails to respond within said ten (10) Business Day period after its receipt of a written request by Landlord as provided in this paragraph, such shall be a breach of this Lease and Tenant shall be deemed to have admitted the accuracy of any information supplied by Landlord to a prospective purchaser, mortgagee or assignee.  In addition, Tenant shall, from time to time, upon the written request of Landlord, deliver to or cause to be delivered to Landlord or its designee than current financial statements (including a statement of operations and balance sheet and statement of cash flows) certified as accurate by a certified public accountant and prepared in conformance with generally accepted accounting principles for (i) Tenant, (ii) any entity which owns a controlling interest in Tenant, (iii) any entity the controlling interest of which is owned by Tenant, (iv) any successor entity to Tenant by merger or operation of law, and (v) any guarantor of this Lease.  Landlord shall not request such financial statements more than once in any twelve month period, unless an Event of Default exists or such request is made in connection with any sale, financing or refinancing contemplated by Landlord.

4.19                           Modification for Lender.  If, in connection with obtaining construction, interim or permanent financing for the Building or Land, Landlord’s lender, if any, shall request reasonable modifications to this Lease as a condition to such financing, Tenant will not unreasonably withhold or delay its consent to such modifications; provided that, such modifications do not increase the obligations of Tenant under this Lease or materially adversely affect Tenant’s rights under this Lease.

4.20                           Hazardous Substances.

4.20.1                  Neither Tenant, any of Tenant’s Agents nor any other person shall store, place, generate, manufacture, refine, handle, or locate on, in, under or around the Land or Building any Hazardous Substance, except for storage, handling and use of reasonable quantities and types of cleaning fluids and office supplies in the Premises in the ordinary course and the prudent conduct of Tenant’s business in the Premises.  Tenant agrees that (a) the storage, handling and use of such permitted Hazardous Substances must at all times conform to all Governmental Requirements and to applicable fire, safety and insurance requirements; (b) the types and quantities of permitted Hazardous Substances which are stored in the Premises must be reasonable and appropriate to the nature and size of Tenant’s operation in the Premises and reasonable and appropriate for a first-class building of the same or similar use and in the same market area as the Building; and (c) no Hazardous Substance shall be spilled or disposed of on, in, under or around the Land or Building or otherwise discharged from the Premises or any area adjacent to the Land or Building.  In no event will Tenant be permitted to store, handle or use on, in, under or around the Premises any Hazardous Substance which will increase the rate of fire or extended coverage insurance on the Land or Building, unless: (1) such Hazardous Substance and the expected rate increase have been specifically disclosed in writing to Landlord: (2) Tenant has agreed in writing to pay any rate increase related to each such Hazardous Substance: and (3) Landlord has approved in writing each such Hazardous Substance, which approval shall be subject to Landlord’s discretion.

4.20.2                  Tenant shall indemnify, defend and hold harmless Landlord and Landlord’s Agents from and against any and all Claims arising out of any breach of any provision of this paragraph, which expenses shall also include laboratory testing fees, personal injury claims, clean-up costs and environmental consultants’ fees.  Tenant agrees that Landlord may be irreparably harmed by Tenant’s breach of this paragraph and that a specific performance action may appropriately be brought by Landlord; provided that, Landlord’s election to bring or not bring any such specific performance action shall in no way limit, waive, impair or hinder Landlord’s other remedies against Tenant.

4.20.3                  As of the execution date of this Lease.  Tenant represents and warrants to Landlord that, except as otherwise disclosed by Tenant to Landlord.  Tenant has no intent to bring any Hazardous Substances on, in or under the Premises except for the type and quantities authorized in the first paragraph of the paragraph captioned “Hazardous Substances”.

4.20.4                  Except as disclosed in a certain site assessment dated December 20, 1996 prepared by Versar, Inc. for Riggs Bank N.A., as trustee of the Multi-Employer Property trust, to the best of Landlord’s actual knowledge, there are no Hazardous Substances in, on or about the Premises, the Land or the Building which are not in compliance with all applicable laws.

4.20.5                  Neither Landlord nor any of Landlord’s Agents shall store, place, generate, manufacture, refine, handle, or locate on, in under or around the Land or Building any Hazardous Substance, except for storage, handling and use of reasonable quantities and types of building materials, building supplies, cleaning fluids, and office supplies in the ordinary course and the prudent conduct of Landlord’s ownership, maintenance, repair, construction, and operation of the Building, the Land and common areas.  Landlord agrees that (a) Landlord’s storage, handling and use of such permitted Hazardous Substances must at all times conform to all Governmental Requirements and to applicable fire, safety and insurance requirements; (b) the types and quantities of permitted Hazardous Substances which are stored by Landlord in the Building or on the Land must be reasonable and appropriate for their intended use in the Building and/or on the Land: and (c) no Hazardous Substance shall be spilled or disposed of by Landlord or Landlord’s Agents on, in, under or around the Land or Building or otherwise discharged by Landlord or Landlord’s Agents from the Land or Building.

4.21                           Access Laws.

4.21.1                  Tenant agrees to notify Landlord immediately if Tenant receives notification or otherwise becomes aware of : (a) any condition or situation on, in, under or around the Land or Building which may constitute a violation of any Access Laws or (b) any threatened or actual lien, action or notice that the

Land or Building is not in compliance with any Access Laws.  If Tenant is responsible for such condition, situation, lien, action or notice under this paragraph, Tenant’s notice to Landlord shall include a statement as to the actions Tenant proposes to take in response to such condition, situation, lien, action or notice.

4.21.2                  Tenant shall not alter or permit any assignee or subtenant or any other person to alter the Premises in any manner which would violate any Access Laws or increase Landlord’s responsibilities for compliance with Access Laws, without the prior approval of the Landlord.  In connection with any such approval, Landlord may require a certificate of compliance with Access Laws from an architect, engineer or other person acceptable to Landlord.  Tenant agrees to pay the reasonable fees incurred by such architect, engineer or other third party in connection with the issuance of such certificate of compliance.  Landlord’s consent to any proposed Tenant Alteration shall (a) not relieve Tenant of its obligations or indemnities contained in this paragraph or this Lease or (b) be construed as a warranty that such proposed alteration complies with any Access Law.

4.21.3                  Tenant shall be solely responsible for all costs and expenses relating to or incurred in connection with: (a) failure of the Premises to comply with the Access Laws, provided however, that at the time Landlord delivers the Premises to Tenant the restrooms located within the Premises shall comply with all Access Laws in effect as of such date; and (b) bringing the Building and the common areas of the Building into compliance with Access Laws, if and to the extent such noncompliance arises out of or relates to : (1) Tenant’s use of the Premises, including the hiring of employees; (2) any Tenant Alterations to the Premises; or (3) any Tenant Improvements constructed in the Premises by or at the request of Tenant, regardless of whether such improvements are constructed prior to or after the Commencement Date.

4.21.4                  Landlord shall be responsible for all costs and expenses relating to or incurred in connection with bringing the common areas of the Building into compliance with Access Laws, unless such costs and expenses are Tenant’s responsibility as provided in the preceding subparagraph.  Except as otherwise provided in the definition of Operating Costs, any cost or expense paid or incurred by Landlord to bring the Premises or common areas of the Building into compliance with Access Laws which is not Tenant’s responsibility under the preceding subparagraphs shall be an Operating Cost for purposes of this Lease.

4.21.5                  Tenant agrees to indemnify, defend and hold harmless Landlord and Landlord’s Agents from and against any and all Claims arising out of or relating to any failure of Tenant or Tenant’s Agents to comply with Tenant’s obligations under this paragraph.

4.21.6                  The provisions of this paragraph shall supersede any other provisions in this Lease regarding Access Laws, to the extent inconsistent with the provisions of any other paragraphs.

4.22                           Quiet Enjoyment.  Landlord covenants that Tenant, upon paying Base Rent, Additional Rent and all other sums payable under this Lease and performing all covenants and conditions required of Tenant under this Lease shall and may peacefully have, hold and enjoy the Premises without hindrance or molestation by Landlord subject to the provisions of this Lease.

4.23                           Signs.

4.23.1                  Exterior Signs.  (a) Subject to obtaining any necessary governmental approvals and subject to the terms of paragraph 4.23.1(b) below.  Tenant shall have the exclusive right, during such portion of the Lease Term that Transaction Network Services, Inc. or an Affiliate is itself using and occupying the entire Premises and leases more space in the Building than any other tenant, to install and maintain one sign (identifying Transaction Network Services, Inc.) on the parapet of the Building facing Dulles Access Road (Route 267) the “Dulles Road Parapet”) in the location and of the size, colors, design, and specifications set forth in Exhibit G attached to this Lease (the “Dulles Access Road Sign”), provided that the installation and maintenance of such Dulles Access Road Sign complies with all Governmental Requirements and all matters of record.  If Exhibit G does not describe the exact size, colors, design, and specifications of such Dulles Access Road Sign, then the same shall be subject to Landlord’s prior written approval and shall be consistent with Landlord’s existing sign criteria and/or standards for the Building.  As used herein, the Dulles Road Parapet includes the area labeled as “most prominent” and “less prominent” as shown on Exhibit M attached hereto.

(b)  If, at any time during the Lease Term, Transaction Network Services, Inc. or an Affiliate ceases to lease more space in the Building than any other tenant.  Tenant’s rights to maintain a sign on the Dulles Road Parapet shall be terminated and Tenant shall remove the Dulles Access Road Sign unless applicable Governmental Requirements permit two (2) signs to be maintained thereon, in which case (i) Tenant’s right to maintain a sign on the Dulles Road Parapet shall become non-exclusive, (ii) the larger tenant (the “Larger Tenant”) shall have first choice to the location of its sign on the Dulles Road Parapet, (iii) Landlord in its sole discretion may require Tenant to move its Dulles Access Road Sign to another location on the Dulles Road Parapet as determined by Landlord, and (iv) if the aggregate size or area of all signs maintained on the Dulles Road Parapet is limited by Governmental Requirements, the aggregate size or area available shall be allocated between Tenant and the Larger Tenant in proportion to the amount of rentable square feet leased by each party in the Building, and if the size or area allocated to Tenant is less than the size or area of its original sign Tenant shall be required to modify or replace such sign.  If Tenant is required to remove, modify, relocate or replace the Dulles Access Road Sign pursuant to the terms of this paragraph 4.23.1(b), Tenant shall be solely responsible for the cost of such removal, modification, relocation or replacement and for the repair, painting and/or replacement of the structure to which the Dulles Access Road Sign was attached (unless such removal, modification, relocation or replacement is required during the first twelve (12) months of the Lease Term, in which case such removal, modification, relocation or replacement and related repair, painting and/or replacement of the structure shall be at Landlord’s expense).  If Tenant fails to perform such work, Landlord may cause the same to be performed, and the cost thereof shall be Additional Rent immediately due and payable upon rendition of a bill therefore. In all cases, the exact size, colors, design, and specifications of any Dulles Access Road Sign shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed, and shall be consistent with Landlord’s existing sign criteria and/or standards for the Building and shall comply with all Governmental Requirements and matters of recorded.

(c)  If Tenant is required to remove its Dulles Access Road Sign under paragraph 4.23.1(b), for so long as Transaction Network Services, Inc. or an Affiliate is itself using and occupying the entire Premises, subject to compliance with all Governmental Requirements and all matters or record.  Tenant shall have the non-exclusive right during the remainder of the Lease Term to install and maintain one sign (identifying Transaction Network Services, Inc.) on the parapet of the Building facing Sunrise Valley Drive (the “Sunrise Valley Drive Sign”).  The exact location and the size, colors, design, and specifications of such Sunrise Valley Drive Sign shall be subject to Landlord’s prior written approval and shall be consistent with Landlord’s existing sign criteria and/or standards for the Building.  If applicable, Tenant shall obtain and at all times maintain all necessary permits required by the local sign ordinance or by-law in effect from time to time.  If, at any time during the Lease Term, Transaction Network Services, Inc. or an Affiliate ceases to itself use and occupy the entire Premises, Landlord in its sole discretion may require Tenant to remove the Sunrise Valley Drive Sign.  In such case, Tenant shall be responsible, at it sole cost, for the removal of such Sunrise Valley Drive Sign and for the repair, painting and/or replacement of the structure to which the Sunrise Valley Drive Sign is attached.  If Tenant fails to perform such work, Landlord may cause the same to be performed, and the cost thereof shall be Additional Rent immediately due and payable upon rendition of a bill therefore.

(d)  At Tenant’s sole cost and expense, Landlord shall endeavor to use commercially reasonable efforts to obtain any necessary permits required by the local sign ordinance or by-law for the initial installation of the Dulles Access Road Sign.  Tenant shall cooperate with and assist Landlord in any was Landlord from time to time may request in connection with its efforts to obtain such permits, and Tenant shall reimburse Landlord on demand for any expenses incurred by Landlord in connection therewith.  Thereafter, Tenant shall at all times maintain all necessary permits required by the local sign ordinance or by-law in effect from time to time.  Any and all costs in connection with the permitting, fabrication, installation and maintenance of the Dulles Access Road Sign and, if applicable, the Sunrise Valley Drive Sign (collectively, the “Exterior Signs”) shall be borne by Tenant.  Tenant agrees to maintain the Exterior Signs in good condition at all times.  Upon vacation of the Premises on the expiration or earlier termination of this Lease or at such time as Transaction Network Services, Inc. or an Affiliate ceases to itself use and occupy the entire Premises.  Tenant shall be responsible, at it sole cost, for the removal of such Exterior Signs and the repair, painting and/or replacement of the structure to which the Exterior Signs are attached.  If Tenant fails to perform such work, Landlord may cause the same to be performed, and the cost thereof shall be Additional Rent immediately due and payable upon rendition of a bill therefor.

4.23.2                  Directory and Interior Sign.  Tenant shall be permitted to have its entity name listed on the main directory sign for the Building situated in the main lobby of the Building.  Tenant shall be permitted to install next to Tenant’s entryway into the Premises, as part of the preparation of the Premises for Tenant’s occupancy (with the cost thereof included in the Tenant improvement Costs), one (1)

entryway sign bearing Tenant’s name.  Said sign shall be of a size, design and coloration, and in a location consistent with Landlord’s standard tenant entryway signage for the Building.

4.24                           Subordination.  Tenant subordinates this Lease and all rights of Tenant under this Lease to any mortgage, deed of trust, ground lease or vendor’s lien, or similar instrument which may from time to time be placed upon the Premises (and all renewals, modifications, replacements and extensions of such encumbrances), and each such mortgage, deed of trust, ground lease or lien or other instrument shall be superior to and prior to this Lease, provided that, as long as Tenant is not in default hereunder beyond any applicable cure period (a) Tenant’s occupancy of the Premises shall not be disturbed by the termination of any ground lease or the foreclosure of any mortgage, and (b) the foreclosure of a mortgage, the termination of any ground lease, the institution of any suit, action, summary or other proceeding against the Landlord, or any successor to the Landlord, or any foreclosure brought by any mortgagee to recover possession of the Premises, shall not, by operation of law or otherwise, result in the cancellation or termination of the Lease and Tenant shall not be disturbed in its possession of the Premises for any reason other than as provided in the Lease.  Notwithstanding the foregoing, the holder or beneficiary of such mortgage, deed of trust, ground lease, vendor’s lien or similar instrument shall have the right to subordinate or cause to be subordinated any such mortgage, deed of trust, ground lease, vendor’s lien or similar instrument to this Lease or to execute a non-disturbance agreement in favor of Tenant on the standard form utilized by such lender or ground lessor.  Upon not less than ten (10) Business Days prior written notice from Landlord, the Holder of such mortgage or deed of trust or any ground lessor,  Tenant shall execute, acknowledge and deliver promptly in recordable form any instrument or subordination agreement that Landlord or such holder may request, provided such instrument or subordination agreement is consistent with the terms of this paragraph 4.24.  Tenant further covenants and agrees, subject to the terms of this paragraph 4.24, that if the lender or ground lessor acquires the Premises as a purchaser at any foreclosure sale or otherwise.  Tenant shall recognize and attorn to such party as landlord under this Lease, and shall make all payments required hereunder to such new landlord without deduction or set-off and, upon the request of such purchaser or other successor, execute, deliver and acknowledge documents confirming such attornment.  Notwithstanding anything herein to the contrary, in no event shall the lender or ground lessor which acquires the Premises as a purchaser at any foreclosure sale or otherwise be (i) bound by any payment of Base Rent or Additional Rent for more than one month in advance, (ii) bound by any amendment or modification of this Lease made without the consent of the lender or ground lessor, (iii) liable in any way to Tenant for any act or omission, neglect or default on the part of the Landlord under this Lease, and (iv) obligated to perform any work or improvements to be done by Landlord in the Premises, or (v) subject to any counterclaim or setoff which therefore accrued to Tenant against Landlord.  Tenant waives the provisions of any law or regulation, now or hereafter in effect, which may give or purport to give Tenant any right to terminate or otherwise adversely affect this Lease or the obligations of Tenant hereunder in the event that any such foreclosure or termination or other proceeding is prosecuted or completed.

4.25                           Workers Compensation Immunity.  If and to the extent that Tenant is obligated to indemnify, defend or hold harmless Landlord or Landlord’s Agents form any Claims arising from its use of the Premises or any act or failure to act by Tenant or Tenant’s Agents or otherwise.  Tenant expressly waives, to and in favor of Landlord and Landlord’s Agents, its statutory workers compensation act employers immunity relative to any injury to an employee or employees of Tenant.

4.26                           Brokers.  Each party to this Lease shall indemnify, defend and hold harmless the other party from and against any and all Claims asserted against such other party by any real estate broker, finder or intermediary relating to any act of the indemnifying party in connection with this Lease.

4.27                           Limitation on Recourse.  Landlord has executed this Lease by its authorized representative signing solely in a representative capacity.  Notwithstanding anything contained in this Lease to the contrary.  Tenant confirms that the covenants of Landlord are made and intended, not as personal covenants of the Landlord’s authorized representative or trustee, or for the purpose of binding such authorized representative or trustee personally, but solely in the exercise of the representative powers conferred upon such authorized representative and trustee by their principal.  Liability with respect to the entry and performance of this Lease by or on behalf of Landlord, however it may arise, shall be asserted and enforced only against Landlord’s estate and equity interest in the Building.  Neither Landlord nor any of Landlord’s Agents shall have any personal liability in the event of any claim against Landlord arising out of or in connection with this Lease, the relationship of Landlord and Tenant or Tenant’s use of the Premises.  Further, in no event whatsoever shall any Landlord’s Agent have any liability or responsibility whatsoever arising out of or in connection with this Lease, the relationship of Landlord and Tenant or Tenant’s use of the Premises.  Any and all personal liability, if any, beyond that which may be asserted under this paragraph, is expressly waived and released by Tenant and by all persons claiming by, through or under Tenant.

4.28                           Mechanic’s Liens and Tenant’s Personal Property Taxes.

4.28.1  Tenant shall have no authority, express or implied, to create or place any lien or encumbrance of any kind or nature whatsoever upon, or in any manner to bind, the interest of Landlord or Tenant in the Premises or to charge the rentals payable under this Lease for any Claims in favor of any person dealing with Tenant, including those who may furnish materials or perform labor for any construction or repairs.  Tenant shall pay or cause to be paid when due all sums legally due and payable by it on account of any labor performed or materials furnished in connection with any work performed on the Premises on which any lien is or can be validly and legally asserted against its leasehold interest in the Premises and Tenant shall indemnify, defend and hold harmless Landlord from any and all Claims arising out of any such asserted Claims.  Tenant agrees to give Landlord immediate written notice of any such Claim.

4.28.2  Tenant shall be liable for all taxes levied or assessed against the Furniture and all personal property, furniture or fixtures placed by Tenant in the Premises.  If any such taxes for which Tenant is liable are levied or assessed against Landlord or Landlord’s property and Landlord elects to pay them or if the assessed value of Landlord’s property is increased by inclusion of such Furniture or personal property, furniture or fixtures and Landlord elects to pay the taxes based on such increase, Tenant shall reimburse Landlord for the sums so paid by Landlord, upon five (5) Business Days written notice from Landlord.

4.29                           Rooftop Telecommunications Equipment.

4.29.1  Subject to compliance with all applicable Governmental Requirements and the terms and conditions of this Lease, and provided that such installation and roof use shall not void any roof or other warranty applicable to the Building.  Tenant shall have the non-exclusive right to install and maintain on the roof of the Building, at Tenant’s sole cost and expense, Telecommunication Facilities consisting of up to an aggregate of two (2) telecommunication antennas or satellite dishes (collectively, the “Rooftop Equipment”) and associated wiring and cabling (“Tenant’s Roof Rights”) on the condition that such Rooftop Equipment is specifically and exclusively for the use of Transaction Network Services, Inc. or an Affiliate in the ordinary course of its business.  At Tenant’s expense, Landlord shall make available Tenant’s Pro Rata Share of any conduit space in the vertical risers of the Building which the Landlord from time to tome makes available to tenants of the Building for purposes of running wiring and cabling in order to connect Tenant’s Rooftop Equipment to the Premises.  Tenant’s Rooftop Equipment shall in no event occupy more than a five hundred square foot area on the roof of the Building.  No additional rental shall be payable in respect of the installation and use of such Rooftop Equipment and associated wiring and cabling.  Landlord has not made any representations or promises pertaining to the suitability of the Building’s rooftop for Tenant’s use.  Tenant, for the purpose of this paragraph and its right to rooftop access hereunder, accepts the rooftop in its “AS IS” condition.

4.29.2  Prior to installation.  Tenant will obtain any and all necessary licenses, approvals, permits, etc., necessary for the installation, maintenance and use of the Rooftop Equipment.  No method of installation, maintenance or removal of the Rooftop Equipment shall be permitted which Landlord reasonably anticipates shall cause any warranty held by Landlord in respect of the roof of the Building to be deemed void or otherwise adversely affected thereby, nor adversely affect the Building structure or operating systems.

4.29.3  The installation of such Rooftop Equipment and associated wiring and cabling shall be considered a Tenant Alteration for all purposes of this Lease, and without limiting the generality of the foregoing, such installation shall be subject to the terms and conditions of paragraphs 4.4 and 4.5 (Tenant Alterations and Tenant Work Performance, respectively).  Prior to the installation of such Rooftop Equipment and associated wiring and cabling, Tenant shall provide Landlord with written plans and specifications showing the size of the Rooftop Equipment, its location on the roof (including plan elevations to indicate sightliness of location), operating parameters and radio frequencies, and means of installation (including whether any penetrations of the roof shall be required for installation), all of which (collectively, the “Antenna Specifications”) shall be subject to the Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed.  Without limiting the foregoing,  Tenant acknowledges and agrees that it shall not be unreasonable for Landlord to withhold its consent if, based upon the Antenna

Specifications, Landlord determines that Tenant’s Rooftop Equipment is likely to make it unreasonably difficult or impracticable for other tenants or third parties to operate similar facilities and equipment on the roof of the Building without interference from Tenant’s Rooftop Equipment. Tenant shall reimburse Landlord, within ten (10) Business Days after receipt of an invoice, for all out-of-pocket costs and expenses incurred by Landlord related to its review of Tenant’s plans and specifications (regardless of whether Landlord approves Tenant’s plans and specifications) and Tenant’s installation. The installation of the Rooftop Equipment shall be performed at Tenant’s expense by Landlord or by Tenant at Landlord’s election and by contractors previously approved by Landlord. In no event shall the Landlord’s approval of Tenant’s plans and specifications be deemed a representation that Tenant’s Rooftop equipment or plans and specifications comply with Governmental Requirements and/or the terms of this Lease. Without limiting the foregoing, Landlord’s approval of Tenant’s plans and specifications shall not be deemed a representation that use of Tenant’s Rooftop Equipment will not cause interference with other systems in the Building. Landlord reserves the right to require Tenant to relocate its Rooftop Equipment to another location on the roof of the Building upon thirty (30) days advance written notice, provided that, in Landlord’s reasonable opinion, such move is necessary in order to preserve, protect or maintain, or to avoid damage to, the roof or structural elements of the Building. If Landlord requires Tenant to relocate its Rooftop Equipment to another location on the roof of the Building in accordance with the preceding sentence, (a) at Landlord’s election, such relocation shall be performed by Landlord or by Tenant at Landlord’s expense and by contractors previously approved by Landlord, and (b) if Landlord elects to have Tenant perform such relocation, Landlord shall reimburse Tenant for its actual, documented out-of-pocket expenses incurred in relocating the Rooftop Equipment, provided that Landlord approved such costs in writing prior to such relocation.

4.29.4                  Tenant, through its designated and approved employees and contractors, shall be solely responsible for the maintenance and care of the Rooftop Equipment and associated wiring and cabling and shall maintain the same in a clean, sanitary and safe condition and in good repair and free of any defects at all times during this Lease. Tenant, at its sole expense and risk, shall ensure that a physical inspection of the Rooftop Equipment occurs at intervals of no more than six (6) months and that this inspection include a survey of structural integrity and a review and correction of any loose bolts, fittings or other appurtenances. Tenant shall provide a written certification of such inspections to Landlord not more than ten (10) days following each such inspection. In the absence of such a certification, but only after Tenant has been provided with reasonable notice and cure periods (which in no event shall exceed ten (10) Business Days), Landlord shall have the right (but not the obligation) to conduct or arrange for such an inspection and corrective action and to charge Tenant for such costs.

4.29.5                  Tenant covenants upon installation that the Rooftop Equipment and the signals sent and received by it will not interfere with signals of other tenants communications equipment then located in the Building or in the office park in which the Building is located or with other equipment then associated with the operation of the Building or any other building located in such office park. If such interference shall occur, Landlord shall give Tenant written notice thereof and Tenant shall correct the same within twenty-four (24) hours of receipt of such notice. Further, in the event that the Rooftop Equipment and the signals sent and received by it at any time do not conform to the operating parameters, radio frequencies and/or any of the other the Antenna Specifications approved by Landlord prior to the installation of the Rooftop Equipment, upon notice from Landlord Tenant shall correct same within twenty-four (24) hours of receipt of such notice.

4.29.6                  Tenant’s Roof Rights shall be exercised in such manner as: (1) will not create any hazardous condition or interfere with or impair the operation of the heating, ventilation, air conditioning, plumbing, electrical, fire protection, life safety, public utilities or other systems or facilities of the Building, (2) will not directly or indirectly interfere with, delay, restrict or impose any expense, work or obligation upon Landlord in the use or operation of the Building, and (3) shall not in any way conflict with any Governmental Requirement now in force or which may hereafter be enacted. The Tenant will, at its sole cost and expense, promptly comply or ensure that the Building complies with all Governmental Requirements or requirements of any board of fire insurance underwriters or other similar bodies now or hereafter constituted relating to or affecting Tenant’s roof use. If the rate of any insurance carried by Landlord is increased as a result of Tenant’s roof use, and Landlord provides Tenant with third-party documentation that such increase is the result of Tenant’s roof use, then Tenant from time to time will pay to Landlord within ten (10) Business Days after demand by Landlord a sum equal to such increased cost.

4.29.7                  Without limiting any other indemnification contained herein, Tenant shall indemnify and hold Landlord harmless from and against any and all Claims arising out of (a) any violations of

Governmental Requirements relating to Tenant’s Rooftop Equipment and related facilities, and (b) the installation, maintenance and/or use of such Rooftop Equipment and related facilities.

4.29.8                  Tenant’s Roof Rights shall not be transferable to any other party other than in connection with an assignment or subletting to an Affiliate pursuant to paragraph 4.16.8 and shall be used solely in the ordinary course of Tenant’s business operations.  Without limiting the foregoing.  Tenant shall have no right to sublease, sublicense or permit any other party to use Tenant’s Roof Rights or any of Tenant’s Rooftop Equipment.

4.29.9                  Unless Landlord agrees in writing to permit Tenant to leave the Rooftop Equipment in place, upon the expiration or earlier termination of the Lease Term, Tenant shall remove its Rooftop Equipment and all associated wiring and cabling connecting the antenna to Tenant’s Premises and repair any and all damage caused to the roof or any other part of the Building by the installation or removal of said Rooftop Equipment.  If Tenant fails to remove any such Rooftop Equipment and all associated wiring and cabling connecting the Rooftop Equipment to Tenant’s Premises within ten (10) calendar days after the expiration or earlier termination of the Lease Term, Landlord may do so and Tenant shall pay the entire cost thereof to Landlord within ten (10) Business Days after Tenant’s receipt of Landlord’s written demand therefor, which obligation shall survive expiration or earlier termination of the Lease.

4.29.10            Upon reasonable notice, the Landlord shall permit Tenant to access the roof of the Building at reasonable times for purposes of Tenant’s exercise of its rights under this Section 4.29.

4.30                           Indoor Air Quality.  Landlord represents and warrants that: (i) the HVAC system and other Building systems servicing the Building currently comply with, and during the Lease Term will meet, federal, state and applicable local building codes; and (ii) the indoor air quality in the Premises will meet the 29 CFR 1910.1000 OSHA standards.

4.31                           Occupancy.  Prior to the expiration or earlier termination of the Lease Term, Tenant shall not vacate the Premises without providing Landlord with at least five (5) Business Days advance notice.  Tenant’s furnishing of such notice shall not relieve Tenant of any of its obligations under this Lease.  Without limiting any of such obligations.  Tenant shall inspect the Premises no less than once each week during the remainder of the Lease Term to ensure that the Premises are in good order and condition.

4.32                           Waiver of Certain Statutory Lien Rights.  Landlord hereby waives any statutory “landlord’s lien” which it may otherwise have with respect to personal property (other than the Furniture) located in the Premises, which shall include furniture (other than the Furniture), equipment and supplies utilized by Tenant in its business operations (“Tenant’s Property”), and Tenant shall have the right, subject to the terms of this Lease, to remove the same at any time without Landlord’s consent.  Landlord expressly reserves any statutory “landlord’s lien” which Landlord may have with respect to the Furniture.  Landlord further reserves the right to seek and obtain, and nothing contained herein shall prohibit Landlord from seeking and obtaining, pre-judgment and/or judgment liens against any or all of tenant’s property, including without limitation, Tenant’s Property, after the occurrence of an Event of Default.

SECTION 5: DEFAULT AND REMEDIES

5.1                                 Events of Default.

5.1.1                        The occurrence of any one or more of the following events shall constitute a material default and breach of this Lease by Tenant (“Event of Default”):

(a)                                  failure by Tenant to make any payment of Base Rent, Additional Rent or any other sum payable by Tenant under this Lease within ten (10) days after written notice from Landlord that such payment was not paid when due, provided, however. Landlord need not give any such notice, and Tenant shall not be entitled to any such period of grace, more than twice in any twelve (12) month period;

(b)                                 failure by Tenant to observe or perform any covenant or condition of this Lease, other than the making of payments, where such failure shall continue for a period of fifteen (15) Business Days after written notice from Landlord, provided, however, if cure is not reasonably capable of being completed within such time period, Tenant shall have such additional reasonable time (not to exceed an additional thirty (30) Business Days) as is required to cure such default as long as Tenant promptly commences such cure within said fifteen (15) Business Day period and thereafter diligently pursues such cure to completion;

(c)                                  the failure of Tenant to surrender possession of the Premises at the expiration or earlier termination of this Lease in the condition required by this Lease;

(d)                                 (1) the making by Tenant of any general assignment or general arrangement for the benefit of creditors; (2) the filing by or against Tenant of a petition in bankruptcy, including reorganization or arrangement, unless, in the case of a petition filed against Tenant, unless the same is dismissed within twenty (20) Business Days; (3) the appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located in the Premises or of Tenant’s interest in this Lease; (4) any execution, levy, attachment or other process of law against any property of Tenant or Tenant’s interest in this Lease, unless the same is dismissed within twenty (20) Business Days; (5) adjudication that Tenant is bankrupt; or (6) the making by Tenant of a transfer in fraud of creditors; or

(e)                                  any information furnished by or on behalf of Tenant to Landlord in connection with the entry of this Lease is determined to have been materially false, misleading or incomplete when made.

(f)                                    the failure of the Tenant to deliver the Letter of Credit within the time period specified in the paragraph captioned “Lease Security”.

5.1.2                        Tenant shall notify Landlord promptly of any known Event of Default or any known facts, conditions or events which, with the giving of notice or passage of time or both, would constitute an Event of Default.

5.1.3                        If a petition in bankruptcy is filed by or against Tenant, and if this Lease is treated as an “unexpired lease” under applicable bankruptcy law in such proceeding, then Tenant agrees that Tenant shall not attempt nor cause any trustee to attempt to extend the applicable time period within which this Lease must be assumed or rejected.

5.2                                 Remedies. If any Event of Default occurs, Landlord may at any time after such occurrence, with or without notice or demand except as stated in this paragraph, and without limiting Landlord in the exercise of any right or remedy at law which Landlord may have by reason of such Event of Default, exercise the rights and remedies, either singularly or in combination, as are specified or described in the subparagraphs of this paragraph.

5.2.1                        Landlord may terminate this Lease and all rights of Tenant under this Lease either immediately or at some later date by giving Tenant written notice that this Lease is terminated. If Landlord so terminates this Lease, the Landlord may recover from Tenant the sum of:

(a)                                  the unpaid Base Rent, Additional Rent and all other sums payable under this Lease which have been earned at the time of termination;

(b)                                 interest at the Default Rate on the unpaid Base Rent, Additional Rent and all other sums payable under this Lease which have been earned at the time of termination; plus

(c)                                  the amount by which the unpaid Base Rent, Additional Rent and all other sums payable under this Lease which would have been earned after termination until the time of award exceeds the amount of such rental loss, if any, as Tenant affirmatively proves could have been reasonably avoided and interest on such excess at the Default Rate; plus

(d)                                 the amount by which the aggregate of the unpaid Base Rent, Additional Rent and all other sums payable under this Lease for the balance of the Lease Term after the time of award exceeds the amount of such rental loss, if any, as Tenant affirmatively proves could be reasonably avoided, with such difference being discounted to present value at the Prime Rate at the time of award; plus

(e)                                  any other amount necessary to compensate Landlord for the detriment proximately caused by Tenant’s failure to perform Tenant’s obligations under this Lease or which, in the ordinary course of things, would be likely to result from such failure, including, leasing commissions, tenant improvement costs, renovation costs and advertising costs; plus

(f)                                    all such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

5.2.2                        Landlord shall also have the right, with or without terminating this Lease, to re-enter the Premises and remove all persons and property from the Premises. Landlord may cause property so removed from the Premises to be stored in a public warehouse or elsewhere at the expense and for the account of Tenant.

5.2.3                        Landlord shall also have the right, without terminating this Lease, to accelerate and recover from Tenant the amount by which the sum of all unpaid Base Rent, Additional Rent and all other sums payable under the then remaining term of the Lease exceeds the amount of such rental loss, if any, as Tenant affirmatively proves could be reasonably avoided, with such difference being discounted to present value at the Prime Rate.

5.2.4                        If Tenant surrenders the Premises prior to the expiration of the Lease Term without Landlord’s consent, or if Landlord re-enters the Premises as provided in subparagraph 5.2.2 or takes possession of the Premises pursuant to legal proceedings or through any notice procedure provided by law, then, if Landlord does not elect to terminate this Lease, Landlord may, from time to time, without terminating this Lease, either (a) recover all Base Rent, Additional Rent and all other sums payable under this Lease as they become due or (b) relet the Premises or any part of the Premises on behalf of Tenant for such term or terms, at such rent or rents and pursuant to such other provisions as Landlord, in its sole but reasonable discretion, may deem advisable, all with the right, at Tenant’s cost, to make alterations and repairs to the Premises and recover any deficiency from Tenant as set forth in subparagraph 5.2.6.

5.2.5                        None of the following remedial actions, singly or in combination, shall be construed as an election by Landlord to terminate this Lease unless Landlord has in fact given Tenant written notice that this Lease is terminated: (a) an act by Landlord to maintain or preserve the Premises; (b) any efforts by Landlord to relet the Premises; (c) any repairs or alterations made by Landlord to the Premises; (d) re-entry, repossession or reletting of the Premises by Landlord pursuant to this paragraph; or (e) the appointment of a receiver, upon the initiative of Landlord, to protect Landlord’s interest under this Lease.  If Landlord takes any of the foregoing remedial action without terminating this Lease, Landlord may nevertheless at any time after taking any such remedial action terminate this Lease by written notice to Tenant.

5.2.6                        If Landlord relets the Premises, Landlord shall apply the revenue from such reletting as follows: first. to the payment of any indebtedness of Tenant to Landlord other than Base Rent, Additional Rent or any other sums payable by Tenant under this Lease; second. to the payment of any cost of reletting (including finders’ fees and leasing commissions); third. to the payment of the cost of any alterations, improvements, maintenance and repairs to the Premises; and fourth. to the payment of Base Rent, Additional Rent and other sums due and payable and unpaid under this Lease.  Landlord shall hold and apply the residue, if any, to payment of future Base Rent, Additional Rent and other sums payable under this Lease as the same become due, and shall deliver the eventual balance, if any, to Tenant.  Should revenue from letting during any month, after application pursuant to the foregoing provisions, be less than the sum of the Base Rent, Additional Rent and other sums payable under this Lease and Landlord’s expenditures for the Premises during such month.  Tenant shall be obligated to pay such deficiency to Landlord as and when such deficiency arises.

5.2.7                        Pursuit of any of the foregoing remedies shall not preclude pursuit of any of the other remedies provided in this Lease or by law (all such remedies being cumulative), nor shall pursuit of any remedy provided in this Lease constitute a forfeiture or waiver of any Base Rent, Additional Rent or other sum payable under this Lease or of any damages accruing to Landlord by reason of the violation of any of the covenants or conditions contained in this Lease.

5.3                                 Right to Perform.  If Tenant shall fail to pay any sum of money, other than Base Rent or Additional Rent, required to be paid by it under this Lease or shall fail to perform any other act on its part to be performed under this Lease and such failure shall continue for ten (10) Business Days after notice of such failure by Landlord, or such shorter time if reasonable under the circumstances to prevent injury to persons or property, Landlord may, but shall not be obligated to, and without waiving or releasing Tenant from any obligations of Tenant, make such payment or perform such other act on Tenant’s part to be made or performed as provided in this Lease.  Landlord shall have (in addition to any other right or remedy of Landlord) the same rights and remedies in the event of the nonpayment of sums due under this paragraph as in the case of default by Tenant in the payment of Base Rent.

5.4                                 Landlord’s Default.  Landlord shall not be in default under this Lease unless Landlord fails to perform obligations required of Landlord within twenty (20) Business Days after written notice is delivered by Tenant to Landlord and to the holder of any mortgages or deeds of trust (collectively, “Lender”) covering the Premises whose name and address shall have theretofore been furnished to Tenant in writing, specifying the obligation which Landlord has failed to perform; provided, however, that if the nature of Landlord’s obligation is such that more than twenty (20) Business Days are required for performance, then Landlord shall not be in default if Landlord or Lender commences performance within such twenty (20) Business Day period and thereafter diligently prosecutes the same to completion.  All obligations of Landlord hereunder shall be construed as covenants, not conditions.  In the event of any default, breach or violation of Tenant’s rights under this Lease by Landlord,  Tenant’s exclusive remedy shall be either an action for specific performance or an action for actual damages.  Tenant hereby waives the benefit of any laws granting it the right to perform Landlord’s obligation or the right to terminate this Lease or withhold Rent on account of any Landlord default.

SECTION 6: MISCELLANEOUS PROVISIONS

6.1                                 Notices.  Any notice, request, approval, consent or written communication required or permitted to be delivered under this Lease shall be: (a) in writing; (b) transmitted by personal delivery, express or courier service, United States Postal Service in the manner described below, or electronic means of transmitting written material; ad (c) deemed to be delivered on the earlier of the date received or four (4) Business Days after having been deposited in the United States Postal Service, postage prepaid.  Such writings shall be addressed to Landlord or Tenant, as the case may be, at the respective designated addresses set forth opposite their signatures, or at such other address(es) as they may, after the execution date of this Lease, specify by written notice delivered in accordance with this paragraph, with copies to the persons at the addresses, if any, designated opposite each party’s signature. Those notices which contain a notice of breach or default or a demand for performance may be sent by any of the methods described in clause (b) above, but if transmitted by personal delivery or electronic means, shall also be sent concurrently by certified or registered mail, return receipt requested.

6.2                                 Attorney’s Fees and Expenses.  In the event either party requires the services of an attorney in connection with enforcing the terms of this Lease, or in the event suit is brought for the recovery of Base Rent, Additional Rent or any other sums payable under this Lease or for the breach of any covenant or condition of this Lease, or for the restitution of the Premises to Landlord or the eviction of Tenant during the Lease Term or after the expiration or earlier termination of this Lease, the non-breaching party shall be entitled to a reasonable sum for attorney’s and paralegal’s fees, actual expenses and court costs, including those relating to any appeal.

6.3                                 No Accord and Satisfaction.  No payment by Tenant or receipt by Landlord of any amount less than the Base Rent or Additional Rent or any other sum due and payable under this Lease shall be deemed to be other than a payment on account of the Base Rent, Additional Rent or other such sum, nor shall any endorsement or statement on any check or any letter accompanying any check or payment be deemed an accord and satisfaction, no preclude Landlord’s right to recover the balance of any amount payable or Landlord’s right to pursue any other remedy provided in this Lease or at law.

6.4                                 Successors; Joint and Several Liability.  Except as provided in the paragraph captioned “Limitation on Recourse” and subject to the paragraph captioned “Assignment and Subletting by Landlord”, all of the covenants and conditions contained in this Lease shall apply to and be binding upon Landlord and Tenant and their respective heirs, executors, administrators, successors and assigns.  In the event that more than one person, partnership, company, corporation or other entity is included in the term “Tenant”, then each such person, partnership, company, corporation or other entity shall be jointly and severally liable for all obligations of Tenant under this Lease.

6.5                                 Choice of Law.  This Lease shall be construed and governed by the laws of the Commonwealth of Virginia.  Tenant consents to Landlord’s choice of venue for any legal proceeding brought by Landlord or Tenant to enforce the terms of this Lease.

6.6                                 No Waiver of Remedies.  The waiver by Landlord of any covenant or condition contained in this Lease shall not be deemed to be a waiver of any subsequent breach of such covenant or condition nor shall any custom or practice which may develop between the parties in the administration of this Lease be construed to waive or lessen the rights of Landlord to insist on the strict performance by Tenant of all of the covenants and conditions of this Lease.  No act or thing done by Landlord or Landlord’s Agents during the Lease Term shall be deemed an acceptance or a surrender of the Premises, and no agreement to accept a surrender of the Premises shall be valid unless made in writing and signed by Landlord.  The mention in this Lease of any particular remedy shall not preclude Landlord from any other remedy it might have, either under this Lease or at law, nor shall the waiver of or redress for any violation of any covenant or condition in this Lease or in any of the rules or regulations attached to this Lease or later adopted by Landlord, prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation.  The receipt by Landlord of Base Rent, Additional Rent or any other sum payable under this Lease with knowledge of a breach of any covenant or condition in this Lease shall not be deemed a waiver of such breach.  The failure of Landlord to enforce any of the rules and regulations attached to this Lease or later adopted, against Tenant or any other tenant in the

Building shall not be deemed a waiver.  Any waiver by Landlord must be in writing and signed by Landlord to be effective.

6.7                                 Offer to Lease.  The submission of this Lease in a draft form to Tenant or its broker or other agent does not constitute an offer to Tenant to lease the Premises or the Furniture.  This Lease shall have no force or effect until: (a) it is executed and delivered by Tenant to Landlord; and (b) it is executed and delivered by Landlord to Tenant.

6.8                                 Force Majeure.  In the event that Landlord shall be delayed, hindered in or prevented from the performance of any act or obligation required under this Lease by reason of acts of God, strikes, lockouts, labor troubles or disputes, inability to procure or shortage of materials or labor, failure of power or utilities, delay in transportation, fire, vandalism, accident, flood, severe weather, other casualty, Governmental Requirements (including mandated changes in the Plans and Specifications or the Tenant improvements resulting from changes in pertinent Governmental Requirements or interpretations thereof), riot, insurrection, civil commotion, sabotage, explosion, war, natural or local emergency, acts or omissions of others, including Tenant, or other reasons of a similar or dissimilar nature not solely the fault of, or under  the exclusive control of, Landlord, then performance of such act or obligation shall be excused for the period of the delay and the period for the performance of any such act or obligation shall be extended for the period equivalent to the period of such delay.

6.9                                 Landlord’s Consent.  Unless otherwise provided in this Lease, whenever Landlord’s consent, approval or other action is required under the terms of this Lease, such consent, approval or action shall be subject to Landlord’s judgment or discretion exercised in good faith and shall be delivered in writing.

6.10                           Severability; Captions.  If any clause or provision of this Lease is determined to be illegal, invalid, or unenforceable under present or future laws, the remainder of this Lease is shall not be affected by such determination, and in lieu of each clause or provision that is determined to be illegal, invalid or unenforceable, there be added as a part of this Lease a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may as possible and be legal, valid and enforceable.  Headings or captions in this Lease are added as a matter of convenience only and in no way define, limit or other wise affect the construction or interpretation of this Lease.

6.11                           Interpretation.  Whenever a provision of this Lease uses the term (a) “include” or “including”, that term shall not be limiting but shall construed as illustrative, (b) “covenant”, that term shall include any covenant, agreement, term or provision, (c) “at law”, that term shall mean as specified in any applicable statute, ordinance or regulation having the force of law or as determined at law or in equity, or both, and (d) “day”, that uncapitalized word shall mean a calendar day.  This Lease shall be given a fair and reasonable interpretation of the words contained in it without any weight being given to whether a provision was drafted by one party or its counsel.

6.12                           Incorporation of Prior Agreement; Amendments.  This Lease contains all of the agreements of the parties to this Lease with respect to any matter covered or mentioned in this Lease and no prior agreement or understanding pertaining to any such matter shall be effective for any purpose.  No provision of this Lease may be amended or added to except by an agreement in writing signed by the parties to this Lease or their respective successors in interest.

6.13                           Authority.  If Tenant is a partnership, company, corporation or other entity, each individual executing this Lease on behalf of Tenant represents and warrants to Landlord that he or she is duly authorized to so execute and deliver this Lease and that all partnership, company, corporation or other entity actions and consents required for execution of this Lease have been given, granted or obtained.  If Tenant is a partnership, company, corporation or other business organization, it shall, within ten (10) Business Days after demand by Landlord, deliver to Landlord satisfactory evidence of the due authorization of this Lease and the authority of the person executing this Lease on its behalf.

6.14                           Time of Essence.  Time is of the essence with respect to the performance of every covenant and condition of this Lease.

6.15                           Survival of Obligations.  Notwithstanding anything contained in this Lease to the contrary or the expiration or earlier termination of this Lease, any and all obligations of either party accruing prior to the expiration or termination of this Lease shall survive the expiration or earlier termination of this Lease, and either party shall promptly perform all such obligations whether or not this Lease has expired or terminated.  Such obligations shall include any and all indemnity obligations set forth in this Lease.

6.16                           Intentionally Omitted

6.17                           Landlord’s Authorized Agents.  Notwithstanding anything contained in the Lease to the contrary, including without limitation, the definition of Landlord’s Agents, only officers of Riggs Bank N.A., are authorized to amend, renew or terminate this Lease, or to compromise any of Landlord’s claims under this Lease or to bind Landlord in any manner.  Without limiting the effect of the previous sentence, no property manager or broker shall be considered an authorized agent of Landlord to amend, renew or terminate this Lease, to compromise any of Landlord’s claims under this Lease or to bind Landlord in any manner.

6.18                           Waiver of Jury Trial.  Landlord and Tenant irrevocably waive the respective rights to trial by jury in any action, proceeding or counterclaim brought by either against the other (whether in contract or tort) or any matter arising out of or relating in any way to this Lease, the relationship of Landlord and Tenant or Tenant’s use or occupancy of the Premises.

6.19                           Use of Common Area Amenities in Lower Level Space.  For so long as Landlord in its sole discretion maintains any Common Area Amenities in the Lower Level Space: (a) Tenant and its employees shall be entitled during the Lease Term to the non-exclusive use of such Common Area Amenities in common with the other tenants in the Building, and (b) beginning on the Rent Commencement Date and continuing for the entire Lease Term, Tenant shall pay, as Additional Rent, a use fee equal to Tenant’s Share of Lower Level Space Rent.  The monthly installments of Tenant’s Share of Lower Level Space Rent shall be due and payable, without demand and in advance, on or before the first day of each calendar month of the Lease Term.  The monthly installment of Tenant’s share of Lower Level Space Rent for any partial month at the beginning or end of the Lease Term or for the month in which the Landlord ceases to maintain any Common Area Amenities (or reduces the rentable square footage of the Lower Level Space made available for use as Common Area Amenities) shall be prorated. Tenant’s Share of Lower Level Space Rent for any partial month at the beginning of the Lease Term shall be paid by Tenant on the Rent Commencement Date.  Nothing contained herein shall require the Landlord to provide, or to continue to provide, all or any of the Common Area Amenities at any time during the Lease Term.

6.20                           Furniture.  Upon the execution hereof and delivery of the Lease Security Deposit, Landlord shall sell and convey to Tenant all of Landlord’s right, title and interest in and to the Furniture for the sum of Ten and 00/100 Dollars ($10.00) pursuant to a quitclaim bill of sale in the form attached hereto as Exhibit K.  Such sale shall be made without any representations or warranties, whether expressed, implied, or imposed by law.  Without limiting the foregoing total exclusion of representations and warranties, the Furniture shall be conveyed to Tenant in its then AS IS, WHERE IS condition WITHOUT ANY WARRANTY OF MERCHANTABILITY, and WITHOUT ANY WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE.  Upon the occurrence of any monetary Event of Default, Landlord shall have the right and option to repurchase the Furniture from Tenant for Ten and 00/100 Dollars ($10.00).  In the event of such exercise, Tenant shall convey the Furniture to Landlord by a quitclaim bill of sale substantially in the form attached hereto as Exhibit K.

<THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK>

IN WITNESS WHEREOF, this lease has been executed the day and year first above set forth.

Designated Address for Landlord:	LANDLORD:

The Multi-Employer Property Trust	MULTI-EMPLOYER PROPERTY TRUST, a trust
c/o Kennedy Associates Real Estate Counsel, Inc.	organized under 12 C.F.R. Section 9.18
Attn: Vice President, Asset Management
7315 Wisconsin Ave., West Tower, Third Floor	By:	Kennedy Associates Real Estate
Bethesda, MD 20814		Counsel, Inc.,
Facsimile: (301) 656-9339
By: /s/ Jeanette R. Flory
Name: Jeanette R. Flory
		Its:	Vice President

with a copy to Manager at:

Trammell Crow Real Estate Services, Inc.,
14595 Avion Parkway, Suite 100
Chantilly, VA 20151
Facsimile: 703-288-9262

Designated Address for Tenant:	TENANT:

Transaction Network Services, Inc.	Transaction Network Services, Inc., a
1939 Roland Clarke Place	Delaware corporation
Reston, Virginia 2019
Attention: General Counsel	By:	/s/ Brian Bates
Facsimile: 703-453-8397	Name:	Brian Bates
	Its:	President & COO Transaction Network Services

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LANDLORD ACKNOWLEDGEMENT

State of Maryland	)
County of Montgomery	) ss.
)

On this 31 day of December       , 2002, before me personally appeared Jeanette R. Flory, to me known to be a Vice President of Kennedy Associates Real Estate Counsel, Inc., the corporation that executed the within and foregoing instrument as authorized signatory of the Multi-Employer Property Trust, and acknowledged said Instrument to be the free and voluntary act and deed of corporation as such authorized signatory, for the uses and purposes therein mentioned, and on oath stated that she (he or she) was authorized to execute said instrument.

IN WITNESS WHEREOF, I have hereunto set my hand affixed my hand and affixed my official seal the day and year first above written.

[SEAL]	/s/ Norman Hawkins
	Name:	Norman Hawkins
NOTARY PUBLIC in and for the District of Columbia,
residing at Dumfries, VA. My appointment
	expires:	8/28/06

TENANT ACKNOWLEDGEMENT (CORPORATION)

Virginia	)
Fairfax County	) ss.
)

On this 23RD day of December     , 2002, before me, a Notary Public in and for the State of                                          , personally appeared Brian Bates, the President & COO of Transaction Network services, Inc., the Delaware corporation that executed the within and foregoing instrument, and acknowledged said instrument to be the free and voluntary act and deed of said corporation for the uses and purposes therein mentioned, and on oath stated that s/he/they was/were authorized to execute said instrument.

WITNESS my hand and official seal hereto affixed the day and year first as above written.

/s/ Sandra J Lashbrook
Name:	SANDRA J. LASHBROOK
NOTARY PUBLIC in and for the State of Virginia
residing at 1939 Roland Clark Place, Reston, VA. My appointment
expires:	7-31-03

[NOTARIAL SEAL]

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